UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DOCUMENT SCIENCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of Document Sciences Corporation

(2)	Aggregate number of securities to which transaction applies:

6,202,301 shares of Document Sciences Corporation Common Stock (consisting of 4,287,732 shares of Common Stock issued and outstanding on January 18, 2008, 140,243 shares of restricted stock and 1,774,326 shares of Common Stock issuable pursuant to in-the-money options).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$14.75 per share (the price per share negotiated in the transaction). See (4) below.

(4)	Proposed maximum aggregate value of transaction:

$85,652,920 (equal to the sum of (A) 4,287,732 shares of Common Stock and 140,243 shares of restricted stock each multiplied by $14.75 per share and (B) the aggregate value of “in-the-money” options to purchase 1,774,326 shares of Common Stock determined by taking the difference between $14.75 and the exercise price per share of each of the in-the-money options).

(5)	Total fee paid:

$3,366.16

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

February 5, 2008

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Document Sciences Corporation Stockholder:

Our board of directors, based on the unanimous recommendation of a special committee consisting of four independent directors, has approved a merger agreement and a merger pursuant to which Document Sciences will become a wholly-owned subsidiary of EMC Corporation.

If the merger is completed, holders of our common stock will be entitled to receive $14.75 in cash, without interest and less applicable withholding taxes, for each share of our common stock that they own at the effective time of the merger. Receipt of the merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

Our stockholders will be asked at a special meeting to approve and adopt the agreement and plan of merger. On the special committee’s recommendation, our board of directors has approved resolutions (i) approving the merger agreement and the merger, (ii) determining that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of Document Sciences and our stockholders, and (iii) directing that the merger and merger agreement be submitted for approval and adoption at a special meeting of our stockholders. In reaching this determination, our board of directors considered a variety of factors that are discussed in the attached proxy statement. Our board of directors recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement.

Our board of directors also recommends that our stockholders vote FOR approval of adjournments of the special meeting, if determined necessary by Document Sciences, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal.

The affirmative vote of a majority of the issued and outstanding shares of our common stock is required to approve and adopt the merger agreement. Each holder of our common stock is entitled to one vote per share. Proxies returned to us that are properly signed and dated but not marked to indicate your voting preference, will be counted as votes FOR approval and adoption of the merger agreement.

The date, time and place of the special meeting to consider and vote upon the proposal to approve and adopt the merger agreement is as follows:

March 3, 2008

10:00 a.m., local time

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive, 11th Floor

Irvine, California 92612

The proxy statement attached to this letter provides you with information about the special meeting of our stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of our common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us. If you attend the special meeting, you may vote in person even if you previously returned your proxy.

John L. McGannon

President, Chief Executive Officer and Director

The proxy statement is dated February 5, 2008, and is first being mailed to our stockholders on or about February 6, 2008.

DOCUMENT SCIENCES CORPORATION

5958 Priestly Drive

Carlsbad, California 92008

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on March 3, 2008

Dear Document Sciences Corporation Stockholder:

Notice is hereby given that on March 3, 2008, at 10:00 a.m., local time, Document Sciences Corporation (“Document Sciences”) will hold a special meeting of its stockholders (the “special meeting”) at Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, 11th Floor, Irvine, California 92612, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of December 26, 2007, by and among EMC Corporation (“EMC”), Esteem Merger Corporation and Document Sciences, and to approve EMC’s acquisition of Document Sciences through a merger of Esteem Merger Corporation, a wholly-owned subsidiary of EMC, with and into Document Sciences, as contemplated by the merger agreement;

2.	To consider and vote upon a proposal to approve any adjournments of the special meeting, if determined necessary by Document Sciences, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve and adopt the merger agreement; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The merger proposal is described more fully in the proxy statement of which this notice forms a part. Please give your careful attention to all of the information in the proxy statement.

Only holders of record of Document Sciences common stock at the close of business on January 29, 2008, the record date, or their proxies can vote at the special meeting or any adjournment or postponement of the special meeting. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Document Sciences common stock issued and outstanding on the record date. The list of stockholders entitled to vote at the special meeting is available, upon request, at the Document Sciences headquarters, at 5958 Priestly Drive, Carlsbad, California 92008, for examination by any Document Sciences stockholder.

Your vote is important. Whether or not you expect to attend the special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card at your earliest convenience. Instructions for voting your shares are included on the enclosed proxy card or voting instruction card. If you are a record holder and you send in your proxy and then decide to attend the Document Sciences special meeting to vote your shares, you may still do so. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the special meeting. If you have any questions about the proposals or about your shares, please contact D. F. King & Co., Inc. by telephone at (800) 628-8532 (toll-free) or via email at info@dfking.com.

By Order of the Board of Directors,

/s/ John L. McGannon

John L. McGannon

President, Chief Executive Officer and Director

Carlsbad, California

February 5, 2008

i

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements include, among other things, statements concerning whether and when the proposed merger with EMC will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results, and other statements qualified by words such as “expect,” “anticipate,” “intend,” “believe,” “estimate,” “should,” and similar words indicating future events. These forward-looking statements are based on our current expectations and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, including, among others:

•	the failure of the merger to be completed;

•	the time at which the merger is completed;

•	approval and adoption of the merger agreement by our stockholders; and

•	failure by us to satisfy the other conditions to the merger.

The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Except to the extent required by applicable law or regulation, we undertake no duty to any person to update the statements made in this proxy statement under any circumstances.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Document Sciences has filed with the Securities and Exchange Commission under “Where You Can Find More Information.”

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the Document Sciences special meeting of stockholders and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should still carefully read this entire proxy statement, including each of the annexes.

Throughout this proxy statement, “Document Sciences,” “we” and “our” refer to Document Sciences Corporation, and “EMC” refers to EMC Corporation. Also, we refer to the merger between Document Sciences and Esteem Merger Corporation as the “merger”; and the agreement and plan of merger, dated as of December 26, 2007, by and among EMC, Esteem Merger Corporation and Document Sciences as the “merger agreement.”

Q: Why am I receiving the proxy materials?

A: We sent you this proxy statement and the enclosed proxy card because the board of directors of Document Sciences is soliciting your proxy to vote at a special meeting of Document Sciences stockholders in connection with a proposal to approve and adopt a merger agreement whereby Document Sciences would become a wholly-owned subsidiary of EMC. You may submit a proxy if you complete, date, sign and return the enclosed proxy card. You are also invited to attend the special meeting in person, although you do not need to attend the special meeting to have your shares voted at the special meeting.

Q: What will I receive in the merger?

A: If the merger is completed, you will be entitled to receive $14.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger. For example, if you own 100 shares of our common stock, you will receive $1,475.00 in cash, less any applicable withholding taxes, in exchange for those shares.

Q: What will happen in the merger with any options that I hold to acquire Document Sciences common stock under the company’s stock incentive plans?

A: Optionees will be entitled to receive cash for each share of our common stock subject to their options (whether or not vested), as of the effective time of the merger, in an amount equal to the difference between (i) the cash price of $14.75 to be paid with respect to our common stock in the merger and (ii) the exercise price per share of their options, less applicable withholding taxes.

Q: How does our board of directors recommend I vote?

A: On the unanimous recommendation of a special committee consisting of four independent directors, our board of directors has adopted resolutions approving the merger agreement and the merger, determining that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of Document Sciences and our stockholders and directing that the merger agreement be submitted for approval and adoption at a special meeting of our stockholders. Our board of directors recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement. The reasons for our board of directors’ determination are discussed below in this proxy statement. Our board of directors also recommends that you vote FOR approval of adjournments of the special meeting, if determined necessary by Document Sciences, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal.

Q: Who will own Document Sciences after the merger?

A: After the merger, Document Sciences will be a wholly-owned subsidiary of EMC. As a result of the receipt of cash in exchange for Document Sciences common stock, you will no longer benefit from any increase in Document Sciences’ value, nor will you acquire an ownership interest in EMC.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q: What happens if I do not return a proxy card?

A: If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as voting against the merger.

Q: What vote is needed to approve and adopt the merger agreement?

A: The affirmative vote of a majority of the issued and outstanding shares of our common stock is required to approve and adopt the merger agreement. Each holder of our common stock is entitled to one vote per share. Proxies returned to us that are properly signed and dated but not marked to indicate your voting preference will be counted as votes FOR approval and adoption of the merger agreement.

Q: May I vote in person?

A: Yes. If your shares are not held in “street name” through a broker, bank or other nominee, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker, bank or other nominee in order to attend the special meeting and vote.

Q: Do I need to attend the special meeting in person?

A: No. You do not have to attend the special meeting in order to vote your shares of our common stock. Your shares can be voted at the special meeting without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q: If my broker holds my shares in “street name,” will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

Q: Should I send in my Document Sciences stock certificates now?

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $14.75 in cash, less applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger, subject to the terms of the merger agreement.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. We currently expect the merger to be completed in the first quarter of 2008. However, we cannot assure you when or if the merger will occur. In addition to stockholder approval, the other closing conditions contained in the merger agreement must be satisfied or waived. Either EMC or we may terminate the merger agreement if the merger has failed to occur by June 23, 2008 and the terminating party has not caused that failure by its breach of the merger agreement.

Q: What if the proposed merger is not completed?

A: If the merger is not completed, we will continue our current operations and our status as a publicly held company.

Q: Am I entitled to appraisal/dissenters’ rights?

A: Under Delaware law, Document Sciences stockholders of record who do not vote in favor of the merger and who properly deliver a written demand for appraisal to Document Sciences will be entitled to exercise appraisal rights in connection with the merger and obtain payment in cash for the judicially-determined fair value of their shares of Document Sciences common stock if the merger is completed. The provisions of the Delaware General Corporation Law (“DGCL”) relating to appraisal rights is attached as Annex C to this proxy statement. Failure to take all of the steps required under Delaware law may result in the loss of any appraisal rights under Delaware law. Additionally, while there is some ambiguity under existing case law, pursuant to Section 2115 of the California Corporations Code (“CCC”), stockholders who do not vote in favor of the merger may be entitled to certain dissenters’ rights under Chapter 13 of the CCC. If you want to exercise your dissenters’ rights under California law, you will have to comply with Chapter 13 of the CCC, a copy of which is attached to this proxy statement as Annex D. Failure to take all of the steps required under California law may result in the loss of any dissenters’ rights under California law.

Q: Will the merger be a taxable transaction for me?

A: If you are a U.S. taxpayer, your receipt of cash in the merger will be treated as a taxable sale of your Document Sciences common stock for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive in the merger in exchange for your shares of our common stock and (ii) the adjusted tax basis of your shares of our common stock. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q: What other matters will be voted on at the special meeting?

A: Our stockholders are also being asked to vote at the special meeting in favor of adjourning the meeting, if adjournments are determined necessary by Document Sciences, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies from our stockholders if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal. This proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting to be approved. Pursuant to Delaware law and our bylaws, only matters set forth in the notice of meeting may be considered at the special meeting of stockholders.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact our proxy solicitor:

D. F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, New York 10005

(800) 628-8532 (toll-free)

Or you can contact us:

Document Sciences Corporation

5958 Priestly Drive

Carlsbad, California 92008

(760) 602-1425

info@docscience.com

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the provisions of the merger, you should read carefully this entire proxy statement and the other documents to which we refer you. See “Where You Can Find More Information.” References to captioned sections in this summary and elsewhere in this proxy statement are references to the relevant text of this proxy statement that follows this summary section. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies

EMC Corporation

176 South Street

Hopkinton, Massachusetts 07148

(508) 435-1000

EMC, with 2006 revenues of $11.2 billion, is the world’s leading developer and provider of information infrastructure technology and solutions that enable organizations of all sizes to transform the way they compete and create value from their information. EMC is a global technology leader and innovator. EMC’s systems, software, services, and solutions enable customers to store, protect, optimize, and leverage their information assets in new ways—maximizing value while reducing costs. EMC helps customers design, build, and manage intelligent, flexible, and secure information infrastructures that transform information into business advantage. With EMC’s powerful information lifecycle management strategies, customers can manage information efficiently for the most business value—at every point in its lifecycle and at the lowest cost.

Additional information regarding EMC is contained in its filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Esteem Merger Corporation

176 South Street

Hopkinton, Massachusetts 07148

(508) 435-1000

Esteem Merger Corporation is a Delaware corporation and a wholly-owned subsidiary of EMC. Esteem Merger Corporation was organized solely for the purpose of entering into the merger agreement with Document Sciences and completing the merger and has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Document Sciences Corporation

5958 Priestly Drive

Carlsbad, California 92008

Document Sciences is a market-leading global provider of customer communications management solutions. Document Sciences’ award-winning xPression software suite enables organizations to automate the creation and delivery of well-designed, highly personalized communications—from customized marketing collaterals, contracts and policies to high-volume relationship statements and correspondence. More than 500 content-driven organizations worldwide, including over 60 FORTUNE Global 500 companies, use Document Sciences’ solutions to reduce development costs by up to 90%, improve time-to-revenue by as much as 75%, and enhance the overall customer experience with highly effective 1:1 communications. Based in Carlsbad, California, with award-winning offshore services operations in Beijing, China and offices across the U.S., in London and Sydney, Document Sciences also markets products in Europe, Australia, Canada, New Zealand, Latin America, Asia and Africa.

Additional information regarding Document Sciences is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

The Special Meeting of Document Sciences Stockholders

Time, Date and Place. A special meeting of our stockholders will be held on March 3, 2008, at Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, 11th Floor, Irvine, California 92612 at 10:00 a.m., local time, to consider and vote upon a proposal to approve and adopt the merger agreement. In addition, you will be asked to consider a proposal to approve adjournments of the special meeting, if determined necessary by Document Sciences, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on January 29, 2008, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were 4,298,203 shares of our common stock issued and outstanding held by approximately 119 holders of record.

Required Quorum and Votes. The holders of a majority of the issued and outstanding shares of our common stock must be present, in person or by proxy, at the special meeting for a quorum to be present. The proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the shares of our common stock issued and outstanding at the close of business on the record date.

The proposal to approve adjournments of the special meeting, if determined necessary by Document Sciences, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting.

See “The Special Meeting.”

The Merger

Description of the Merger. The board of directors of Document Sciences has approved a merger agreement and a merger whereby Document Sciences will become a wholly-owned subsidiary of EMC upon completion of the merger. If the merger agreement is approved and adopted by Document Sciences stockholders, Esteem Merger Corporation, a newly-formed merger subsidiary of EMC, will be merged with and into Document Sciences, and Document Sciences will be the surviving company in the merger.

If the merger is completed, you will be entitled to receive $14.75 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock that you own at the effective time of the merger.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a stockholder of Document Sciences. You will receive your portion of the merger consideration after exchanging your stock certificates representing our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

See “The Merger—Description of the Merger.”

Background and Reasons for the Merger. A special committee of our board, comprised of four independent directors, oversaw a process of investigating potential transactions with third parties to maximize value for our stockholders. This process began in September 2007 and culminated with the execution of the merger agreement on December 26, 2007. For a description of this process, including:

•

the solicitation of interest from a potential buyer list of 27 sophisticated and knowledgeable parties (including both potential private equity and strategic buyers) designed to include existing and potential entrants into the document output management software business that would have the greatest potential interest in, and capacity for, paying full value for our long-term prospects and completing a transaction with us without undue delay,

•	the deliberations of our special committee and our board in connection with that process and its results, and

•	the negotiations with EMC,

see “The Merger—Background of the Merger.”

Our special committee and our board also considered the challenges we face as a “small-cap” public company with limited trading volume in our shares, no analyst coverage, limited access to the equity capital markets and the high cost of compliance with the requirements (including the Sarbanes-Oxley Act) of remaining a publicly traded and SEC reporting company.

At a meeting of our special committee held on December 26, 2007, the special committee unanimously resolved to recommend that our board of directors approve the merger with EMC. At a meeting of our board of directors held on the same date, our board received the special committee’s recommendation and determined to accept that recommendation, and to approve the merger with EMC and recommend it to our stockholders. See “The Merger—Document Sciences Board of Directors’ Recommendation.”

In making its determination and recommendation set forth above, our special committee considered, among other things, the following:

•	its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

•	its familiarity with the challenges we face as a “small-cap” public company; and

•	its belief, based on its knowledge of the matters enumerated above, that our shares were unlikely to trade at prices substantially above their current level for some substantial period.

Our special committee also considered, among other things, its knowledge of the process that it had closely supervised to investigate potential transactions and ultimately negotiate the merger agreement with EMC, including the fact that only 8 of the 27 parties on the potential buyer list had submitted preliminary indications of interest in acquiring us and only EMC and three other parties had submitted a final proposal. In the course of its deliberations, our special committee also considered a number of material positive factors and a number of potentially negative factors regarding the merger.

Our special committee concluded that the potentially negative factors were substantially outweighed by the opportunity presented by the merger for our stockholders to monetize their Document Sciences investment for $14.75 per share in cash within a relatively short period of time if the merger conditions were satisfied, which the special committee believed would maximize the value of their shares. Accordingly, the special committee concluded that the merger was in the best interests of our stockholders.

In making its determination and recommendation set forth above, our board of directors considered the determination and recommendation of our special committee, having regard to the independence of its members, their business experience and their active role in overseeing, with the advice of experienced legal and financial advisors, the process of investigating potential transactions that led to the negotiation of the merger agreement with EMC. In addition, our board took account of the same considerations, including the same material positive and potentially negative factors, that our special committee had considered and reached the same conclusion as our special committee with respect to the benefits of the merger for our stockholders.

See “The Merger—Reasons for the Merger.”

Document Sciences’ Board of Directors’ Recommendation. On the unanimous recommendation of the special committee consisting of four independent directors, our board of directors has approved resolutions:

•	approving the merger agreement and the merger;

•	determining that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of Document Sciences and our stockholders;

•	directing that the merger agreement be submitted for approval and adoption at a special meeting of our stockholders; and

•	recommending that all of our stockholders vote for the approval and adoption of the merger agreement.

See “The Merger—Reasons for the Merger” and “The Merger—Document Sciences Board of Directors’ Recommendation.”

Financial Advisor’s Opinion Regarding the Merger Consideration. In connection with the evaluation of the proposed merger by the Document Sciences’ special committee and board of directors, the special committee’s financial advisor, RBC Capital Markets Corporation (“RBC”), rendered a written opinion to the special committee and the board of directors on December 26, 2007 that, as of such date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration of $14.75 in cash, without interest, per share of Document Sciences common stock was fair, from a financial point of view, to the Document Sciences stockholders. The full text of RBC’s written opinion, dated December 26, 2007, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review taken. RBC’s opinion is addressed to the Document Sciences’ special committee and board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

See “The Merger—Financial Advisor’s Opinion Regarding the Merger Consideration.”

Interests of Document Sciences’ Executive Officers and Directors in the Merger. When Document Sciences stockholders consider the recommendation of the Document Sciences board of directors that Document Sciences stockholders vote in favor of the proposal to approve and adopt the merger agreement, they should be aware that officers and directors of Document Sciences may have interests in the merger that may be different from, or in addition to, the interests of Document Sciences stockholders generally. These interests include, among others, the rights to receive payments under the Amended and Restated Management Incentive Retention Plan for Select Employees; the acceleration of vesting and removal of restrictions with respect to stock options and other stock awards; and continuation of rights to indemnification and liability insurance. Document Sciences’ board of directors was aware of and considered these interests when it approved the merger agreement and the merger.

As of the record date, directors and executive officers of Document Sciences, and their affiliates, had the right to vote approximately 1,080,093 shares of Document Sciences common stock, or approximately 25.12% of the issued and outstanding Document Sciences common stock at that date.

See “The Merger—Interests of Document Sciences’ Executive Officers and Directors in the Merger” and “The Special Meeting—Vote Required.”

Material United States Federal Income Tax Consequences of the Merger. The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes. In general, each stockholder will recognize a gain or loss equal to the difference, if any, between the cash payment received and the stockholder’s tax basis in the shares surrendered in the merger.

See “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Appraisal/Dissenters’ Rights. Delaware Law. Under Delaware law, Document Sciences stockholders of record who do not vote in favor of the merger and who properly deliver a written demand for appraisal to Document Sciences will be entitled to exercise appraisal rights in connection with the merger and obtain payment in cash for the judicially-determined fair value of their shares of Document Sciences common stock if the merger is completed. The provisions of the DGCL relating to appraisal rights is attached as Annex C to this proxy statement. Failure to take all of the steps required under Delaware law may result in the loss of any appraisal rights under Delaware law.

California Law. Additionally, while there is some ambiguity under existing case law, pursuant to Section 2115 of the CCC, stockholders who do not vote in favor of the approval and adoption of the merger agreement and the merger may be entitled to certain dissenters’ rights under Chapter 13 of the CCC. If you want to exercise your dissenters’ rights under California law, you will have to comply with Chapter 13 of the CCC, a copy of which is attached to this proxy statement as Annex D. Failure to take all of the steps required under California law may result in the loss of any dissenters’ rights under California law.

See “The Merger Agreement—Appraisal/Dissenters’ Rights.”

Delisting and Deregistration of Document Sciences Common Stock. If the merger is completed, our common stock will no longer be traded on the Nasdaq Capital Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Regulatory Matters. Under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”), EMC and Document Sciences cannot consummate the merger until we have filed the required notification forms and, if requested, furnished additional information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and the specified waiting period expires or is terminated. On January 25, 2008, EMC and Document Sciences filed HSR Act notification forms with the Department of Justice and the Federal Trade Commission. The initial waiting period will expire on February 25, 2008 unless terminated earlier or extended by the issuance of a request for additional information and documentary material.

Equity Plans

Stock Options. At the effective time of the merger, each then outstanding option to purchase our stock that was granted under the Document Sciences Corporation 1995 Stock Incentive Plan, the Amended and Restated Document Sciences Corporation 2004 Stock Incentive Plan and Stock Option and Restricted Stock Plan and Agreement with Edward Calnan (whether vested or unvested) will be deemed fully vested and be cancelled, and each holder of such option will be entitled to receive in exchange for such option an amount in cash equal to the product of (a) the number of shares for which such option is exercisable and (b) the excess of the per share price of $14.75 to be paid with respect to our common stock in the merger over the per share exercise price of such option, less any applicable tax withholdings. As of the record date, 1,774,326 options to purchase the capital stock of Document Sciences were issued and outstanding.

Restricted Stock. As of the record date, 140,243 unvested shares of our common stock were issued and outstanding. These unvested shares are referred to as restricted stock and are subject to repurchase by us at the original price paid for these shares should the holders of these shares terminate their service with us prior to vesting in these shares. Under the terms of the merger agreement, as of the effective time of the merger, each issued and outstanding share of restricted stock (whether vested or unvested) will be cancelled and be converted into the right to receive the per share price of $14.75 to be paid with respect to our common stock in the merger, less any applicable tax withholdings, without any further restrictions.

Employee Stock Purchase Plan. Under the terms of the merger agreement, the rights of the participants in Document Sciences 2007 Employee Stock Purchase Plan (the “ESPP”) with respect to any offering period under the ESPP that was underway immediately prior to the date of execution of the merger agreement will be determined by treating the date that was fifteen business days after the date of execution of the merger agreement as the last day of such offering period and by making any other pro-rata adjustments necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. We have agreed with EMC that no offering period under the ESPP will commence on or after the date of execution of the merger agreement.

See “The Merger Agreement—Equity Plans.”

Market Price and Dividend Data

Our common stock is quoted on the Nasdaq Capital Market under the symbol “DOCX.” On December 26, 2007, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $8.24. On February 4, 2008, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $14.56. We urge stockholders to obtain a current quotation.

See “Market Price and Dividend Data.”

The Merger Agreement

General. The following is a summary of certain of the principal provisions of the merger agreement and is qualified in its entirety both by the more detailed description that appears later in this proxy statement and by the full text of the merger agreement contained in Annex A.

The merger agreement contemplates the merger of a wholly-owned subsidiary of EMC with and into Document Sciences, with Document Sciences surviving the merger. Upon completion of the merger, Document Sciences will become a wholly-owned subsidiary of EMC. The merger will become effective upon the later of (i) acceptance by the Delaware Secretary of State of our filing of a certificate of merger, or (ii) a subsequent time of effectiveness that we and EMC agree to and specify in the certificate of merger. Upon completion of the merger, holders of our common stock will be entitled to receive $14.75 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock held at the effective time of the merger.

The merger agreement contains representations and warranties by Document Sciences and by EMC that are customary for agreements of this nature. The merger agreement also contains customary covenants, including Document Sciences’ covenant to carry on its business in all material respects in the same manner as it has done prior to the date of the merger agreement and to obtain EMC’s consent before engaging in certain activities. In addition, Document Sciences has agreed to provide EMC with notice of certain developments in its business.

Acquisition Proposals by Third Parties. We have agreed that neither we nor any of our subsidiaries will authorize or permit any of our respective officers, employees, agents, accountants, advisors, bankers or other representatives retained by us to, directly or indirectly:

•

solicit, initiate or knowingly take any action designed to facilitate the submission of any acquisition proposal (as defined in the merger agreement and described below in the section captioned “The Merger Agreement—Definitions of Acquisition Proposal and Superior Proposal”);

•

engage in any discussions or negotiations with, or furnish any nonpublic information relating to us or any of our subsidiaries to, any third party that to our knowledge is seeking to make, or has made, an acquisition proposal; or

•	enter into any agreement with respect to any acquisition proposal.

We have also agreed that we will immediately cease and terminate any existing activities, discussions or negotiations with any persons that were conducted by us prior to the date of the merger agreement with respect to any acquisition proposal.

Even though we have agreed to the provisions described above relating to the non-solicitation of acquisition proposals, our board of directors may:

•

take a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, and disclose to our stockholders such offer and the position taken with respect thereto; or

•

make any disclosure to our stockholders, if, based on advice from outside counsel, our board of directors determines in good faith that failing to do so would be reasonably likely to violate its fiduciary duty under applicable laws.

Furthermore, notwithstanding the foregoing restrictions with respect to acquisition proposals by third parties, at any time prior to obtaining stockholder approval and adoption of the merger proposal, we or our board of directors, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning our businesses, properties or assets (including those of our subsidiaries) to any person or group including furnishing nonpublic information pursuant to an appropriate confidentiality agreement, and may engage in discussions and negotiations with such person or group concerning an acquisition if, and only if:

•

such person or group has, after the date of execution of the merger agreement, submitted an unsolicited acquisition proposal which our board of directors determines in good faith is reasonably likely to result in a superior proposal (as defined in the merger agreement and described below in the section captioned “The Merger Agreement—Definitions of Acquisition Proposal and Superior Proposal”); or

•

our board of directors determines in good faith, based upon advice of outside counsel, that failing to do so would be reasonably likely to violate its fiduciary duties to our stockholders under applicable laws.

Additionally, we have agreed with EMC that neither the special committee nor our board of directors may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to EMC, the approval or recommendation of the special committee and our board of directors of the merger agreement or the transactions contemplated thereby, (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal, or (iii) enter into any agreement with respect to any acquisition proposal unless:

•	we have received a superior proposal; or

•

our board of directors has determined in good faith, based upon advice of outside counsel, that failing to take such action would be reasonably likely to constitute a breach of its fiduciary duties to our stockholders under applicable laws.

We have agreed that we will immediately advise EMC of any proposal or inquiry received by us with respect to any acquisition proposal.

Conditions to Completion of the Merger. The merger will be completed only if certain conditions are satisfied or waived, including the following:

•	our stockholders must approve and adopt the merger agreement;

•	no court or other legal or regulatory order or statute, rule or regulation restricts or prohibits the merger;

•	any waiting period (or extension thereof) under the HSR Act shall have expired or been terminated;

•

Document Sciences’ representations and warranties contained in the merger agreement with respect to our authorization, execution, delivery and performance and the enforceability of the merger agreement and our capital structure and issued and outstanding securities must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger (or in the case of representations and warranties that are made as of a specified date, such representations and warranties must be true and correct in all material respects as of such specified date);

•

Document Sciences and EMC’s representations and warranties to each other (other than the representations of Document Sciences referenced immediately above) must be true and correct (without reference to any qualification as to materiality) as of the date of the merger agreement and as of the closing date of the merger (or in the case of representations and warranties that are made as of a specified date, such representations and warranties must be true and correct as of such specified date), such that the effect of any inaccuracies in the representations and warranties would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” (as defined in the merger agreement) on Document Sciences or EMC, respectively;

•

Document Sciences and EMC have performed in all material respects (except with respect to Document Sciences’ covenant not to amend, modify, waive or alter any provision of, or accelerate, extend or defer any rights under our 2007 Executive Bonus Plan or our Amended and Restated Management Incentive Retention Plan for Select Employees, which must be performed in all respects) all obligations required to be performed by them under the merger agreement at or prior to the completion of the merger; and

•	holders of not more than a specified amount of Document Sciences’ outstanding capital stock have properly demanded appraisal rights under the DGCL.

If applicable law permits, either party could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

Termination of the Merger Agreement. The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by mutual written consent of the parties to the merger agreement, or by either EMC or us:

•

if the merger has not been completed by June 23, 2008, provided that the right to so terminate the merger agreement would not be available to a party whose breach of the merger agreement has resulted in the failure of the closing to occur on or before that date;

•	if our stockholders fail to approve and adopt the merger agreement;

•

if a governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

•

if there is a breach or failure to perform any representation, warranty or covenant contained in the merger agreement by the other party and such breach or failure to perform would give rise to the failure of a closing condition of the other party, cannot be cured or has not been cured after 15 business days’ written notice to the breaching party, and has not been waived by the non-breaching party.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time, by EMC if Document Sciences or our board of directors have:

•	withdrawn, or modified or changed in a manner adverse to EMC, our or its approval or recommendation of the merger or the merger agreement;

•

approved, adopted, endorsed or recommended any acquisition proposal or approved, adopted, endorsed or recommended, or entered into or allowed us or any of our subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an acquisition proposal;

•

breached any of our obligations to call a special meeting of our stockholders and to file with the SEC and disseminate to our stockholders this proxy, or our covenant not to solicit acquisition proposals; or

•	authorized or publicly proposed any of the foregoing.

Document Sciences may also terminate the merger agreement if our board of directors has determined to accept a superior proposal in accordance with the provisions of the merger agreement.

Termination Fee. The merger agreement requires that we pay EMC an aggregate termination fee of $3,000,000 if the merger agreement is terminated either by us because our board of directors determines to accept a superior proposal in accordance with the terms of the merger agreement, or by EMC because Document Sciences or our board of directors have:

•	withdrawn, modified or changed in a manner adverse to EMC, our or its approval or recommendation of the merger or the merger agreement;

•

approved, adopted, endorsed or recommended any acquisition proposal or approved, adopted, endorsed or recommended, or entered into or allowed us or any of our subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an acquisition proposal;

•

breached any of our obligations to call a special meeting of our stockholders and to file with the SEC and disseminate to our stockholders this proxy, or our covenant not to solicit acquisition proposals; or

•	authorized or publicly proposed any of the foregoing.

See “The Merger Agreement—Termination.”

Amendment of the Merger Agreement. EMC and we may jointly amend the merger agreement, and each of us may waive our right to require the other party to comply with particular provisions of the merger agreement. However, EMC and we may amend the merger agreement after our stockholders approve and adopt the merger agreement only to the extent permitted by applicable law.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting, and at any adjournments or postponements of the special meeting.

Date, Time and Place

We will hold the special meeting at Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, 11th Floor, Irvine, California 92612 at 10:00 a.m., local time, on March 3, 2008.

Purpose of Special Meeting

At the special meeting, we will ask holders of our common stock to approve and adopt the merger agreement. On the unanimous recommendation of a special committee consisting of four independent directors, our board of directors has approved resolutions approving the merger agreement and the merger, determining that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of Document Sciences and our stockholders and directing that the merger and the merger agreement be submitted for approval and adoption at a special meeting of our stockholders. Our board of directors recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement.

Our board of directors also recommends that our stockholders vote FOR approval of adjournments of the special meeting, if determined necessary by Document Sciences, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on January 29, 2008, which is the record date for the special meeting, are entitled to notice of and to vote at the special meeting. As of the record date, 4,298,203 shares of our common stock were issued and outstanding and held by approximately 119 holders of record. A quorum will be present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy at the special meeting. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business at the special meeting. Our bylaws provide that the holders of a majority of the shares of stock entitled to vote who are present in person or represented by proxy at the meeting have the power to adjourn the meeting, without notice other than the announcement at the meeting. However, if the adjournment is to a date that is more than 30 days after the original meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Votes Required

The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against the merger proposal. If you hold your shares in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee to vote in accordance with the instructions you have received from your broker, bank or other nominee. Brokers, banks or other nominees who hold shares of our common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will have the effect of votes against the approval and adoption of the merger agreement.

The proposal to approve adjournments of the special meeting, if determined necessary by Document Sciences, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting, even if less than a quorum. Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. Holders of record of our common stock on the record date are entitled to one vote per share on each matter to be considered at the special meeting.

As of the record date, directors and executive officers of Document Sciences, and their affiliates, had the right to vote 1,080,093 shares of Document Sciences common stock, or 25.12% of the issued and outstanding Document Sciences common stock at that date.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement and FOR approval of adjournments of the special meeting, if determined necessary by Document Sciences, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal. No proxy that is specifically marked AGAINST approval and adoption of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked FOR the proposal to adjourn the special meeting to a later date.

Pursuant to Delaware law and our bylaws, no matter other than the proposals to approve and adopt the merger agreement and to adjourn the meeting, if determined necessary by Document Sciences, will be brought before the special meeting.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with our Secretary a duly executed revocation of proxy;

•	submitting a duly executed proxy to our Secretary bearing a later date; or

•	appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Document Sciences stockholders who require assistance should contact the persons at the address or phone number provided on page 3 of this proxy statement.

Solicitation of Proxies

All costs related to the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by us. We have retained D. F. King & Co., Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. D. F. King & Co., Inc. will receive a fee for its services of $8,500, fees per call to stockholders and expense reimbursement. In addition, our directors, officers and employees may, without additional compensation, solicit proxies from stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See “The Merger—Interests of Document Sciences’ Executive Officers and Directors in the Merger.”

To the extent necessary in order to ensure sufficient representation at the special meeting, Document Sciences may request the return of proxy cards by telecopy. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

THE MERGER

(Proposal 1)

Description of the Merger

The board of directors of Document Sciences has approved a merger agreement and a merger whereby Document Sciences will become a wholly-owned subsidiary of EMC upon completion of the merger. If the merger agreement is approved and adopted by Document Sciences stockholders, Esteem Merger Corporation, a newly-formed merger subsidiary of EMC will be merged with and into Document Sciences, and Document Sciences will be the surviving company in the merger. We strongly encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the legal document that governs the merger.

If the merger is completed, you will receive the cash merger consideration of $14.75, without interest and less applicable withholding taxes, in exchange for each share of Document Sciences common stock that you own at the effective time of the merger.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a stockholder of Document Sciences. You will receive your portion of the merger consideration after exchanging your stock certificates representing our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

Document Sciences common stock is currently registered under the Securities Exchange Act of 1934 and is designated for trading on the Nasdaq Capital Market under the symbol “DOCX.” Following the merger, Document Sciences common stock will be delisted from the Nasdaq Capital Market and will no longer be publicly traded, and the registration of Document Sciences common stock under the Securities Exchange Act of 1934 will be terminated.

Please see “The Merger Agreement” for additional and more detailed information regarding the merger agreement.

Background of the Merger

The board of directors and management of Document Sciences have continually engaged in a review of Document Sciences’ business plans and other strategic opportunities, including the evaluation of the market in which Document Sciences competes, the possibility of pursuing strategic alternatives, such as acquisitions, and the possible sale of Document Sciences, each with the view towards maximizing stockholder value.

On July 17, 2007, Document Sciences’ CEO, John L. McGannon, received a preliminary oral expression of interest from a third party (“Bidder A”) in connection with evaluating some type of strategic investment in Document Sciences. As part of preliminary discussions with Bidder A, Document Sciences executed a confidentiality agreement dated August 9, 2007 to evaluate the possibility of pursuing such a transaction. Bidder A subsequently delivered to Document Sciences a term sheet dated September 10, 2007, which proposed, among other things, the all cash acquisition of Document Sciences at approximately $11 per fully diluted share.

On September 12, 2007, the board of directors of Document Sciences met at a special meeting of the board of directors to discuss financial performance and projections relating to the third and fourth quarters of fiscal 2007. At this meeting, Mr. McGannon described the term sheet presented by Bidder A and the circumstances relating to the proposed offer. A representative of Document Sciences’ outside corporate counsel, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), was present by telephone and led a discussion relating to the fiduciary duties of the board of directors under Delaware law in connection with the evaluation of the preliminary offer by Bidder A. The board of directors discussed at length the merits of the offer submitted by Bidder A and concluded that the proposed price of approximately $11 per fully diluted share was not an adequate premium to the then trading price of Document Sciences’ stock and instructed Mr. McGannon to inform Bidder A of its decision, which he did shortly after the conclusion of the meeting. Director Barton L. Faber undertook, as requested by the board of directors, to contact Bidder A to discuss the board’s conclusions. The board of directors also concluded that in light of the offer by Bidder A, the timing was appropriate for Document Sciences to explore whether other third parties may potentially be interested in a strategic transaction with Document Sciences. The board of directors established a special committee of the board of directors to act on behalf of the board with Mr. Faber designated as chairman of the special committee for the purpose of further dealings with Bidder A and the evaluation of other potential offers. In connection with the decision to pursue other potential offers, the board of directors discussed the retention of an investment banking firm to assist Document Sciences in contacting potential buyers and evaluating offers from potential buyers. After discussion, the board of directors concluded that RBC Capital Markets Corporation (“RBC”) was well-qualified for purposes of assisting Document Sciences in soliciting and evaluating potential offers and determined that RBC should be retained as financial advisor. The board of directors instructed Mr. McGannon to negotiate the terms of an engagement with RBC and report back to the board the terms of such engagement.

On September 13, 2007, Mr. Faber had discussions with representatives of Bidder A regarding Bidder A’s offer. As was previously communicated to Bidder A by Mr. McGannon, Mr. Faber informed them that the proposed offer price was inadequate but that Document Sciences was open to further discussions if Bidder A were to increase the offer price. At or around this time, Mr. McGannon had discussions with RBC regarding the proposed terms of an engagement of RBC as a financial advisor to Document Sciences.

On September 18, 2007, the board of directors met at a special meeting of the board of directors via teleconference. Mr. Faber provided the board of directors with an update on his discussions with Bidder A. The board of directors discussed various acceptable terms that could be communicated in future counterproposal discussions with Bidder A. At this meeting, Mr. McGannon provided the board of directors with an update on the discussions with RBC regarding the proposed terms of engagement as a financial advisor. The board of directors instructed Mr. McGannon to execute an engagement letter on behalf of Document Sciences with RBC. Subsequent to this meeting, on behalf of Document Sciences, Mr. McGannon executed an engagement letter with RBC dated as of September 21, 2007.

Following its engagement, as contemplated by its engagement letter, RBC consulted with Messrs McGannon and Faber to identify parties that may have an interest in a strategic transaction with Document Sciences, developed preliminary procedures and timetables for implementing a strategic transaction and assisted Document Sciences management in the preparation of certain written materials describing the Company.

On October 3, 2007, Bidder A submitted a revised written non-binding indication of interest wherein Bidder A increased its price from $11.00 to $11.25 per share. On behalf of the board, Mr. Faber communicated to Bidder A that the revised indication of interest was not sufficient to warrant Document Sciences entering into exclusive negotiations with Bidder A and permit due diligence.

On October 8, 2007, the board of directors met at a special meeting of the board of directors via teleconference where a representative of RBC was also in attendance. The representative of RBC and Mr. McGannon provided the board of directors with an update as to the status of the identification and communication with potential buyers. The representative of RBC answered questions from the board of directors regarding the process, and both the representative of RBC and Mr. McGannon discussed the anticipated next steps in the process.

On October 10, 2007, Mr. Faber met with representatives of Bidder A to further discuss Bidder A’s interest. Representatives of Bidder A orally informed Mr. Faber that they were willing to increase the proposed consideration to up to $13.00 per share subject to conducting due diligence.

On or about October 10, 2007, Mr. Faber met with another potential buyer that had expressed informal interest in Document Sciences earlier in the year. Mr. Faber informed this third party that Document Sciences had received an offer from another party and that if the third party had an interest in a transaction with Document Sciences, it should consider communicating such interest to Document Sciences. This third party ultimately did not submit any indication of interest.

Through October 18, 2007, RBC contacted 27 potential buyers, including Bidder A and EMC, to assess their interest in exploring a potential transaction with Document Sciences and provided certain due diligence materials. The group of potential buyers contacted included both private equity and strategic buyers. In addition to Bidder A, Document Sciences entered into confidentiality agreements with 13 potential buyers, and Document Sciences management held meetings with eight of those potential buyers, including EMC, which expressed interest in having such a meeting.

On October 18, 2007, RBC sent a letter containing bid instructions and a package of additional due diligence information to eight parties that continued to express interest, in pursuing a potential strategic transaction with Document Sciences, including Bidder A and EMC. The bid instruction letter requested that interested parties submit preliminary indications of interest to RBC on or before October 24, 2007.

On October 24, 2007, acting via unanimous written consent, the board of directors formalized the composition, duties and responsibilities of the special committee that had been established earlier. The written consent provided that the special committee, comprised of four independent directors, would be provided with the exclusive power and authority of the board of directors to: (i) review, evaluate and negotiate the terms and conditions of any potential transactions and execute any agreements related to potential transactions and other documents as the special committee deemed necessary, appropriate or advisable; (ii) make reports and recommendations to the entire board of directors and to Document Sciences stockholders as the special committee considered appropriate; (iii) determine whether any potential transaction was fair to, and in the best interests of, Document Sciences and its stockholders; (iv) following the execution of any agreement relating to a potential transaction, take any other actions contemplated by such agreement to be taken by the special committee; and (v) exercise any other power or authority that may be otherwise exercised by the board of directors and that the special committee determines is necessary or advisable to carry out and fulfill its duties and responsibilities. In addition to the earlier appointment of Mr. Faber as chairman of the special committee, the board of directors appointed Thomas L. Ringer, Ronald S. Beard and Colin J. O’Brien as members of the special committee.

On October 24, 2007, the board of directors also approved via unanimous written consent the establishment of the Management Incentive Retention Plan for Select Employees (“MIRP”) based, in part, on the board’s determination that it was in the best interests of Document Sciences and its stockholders that the interests of certain key management employees and others providing personal services to Document Sciences be aligned with that of Document Sciences stockholders and to provide an incentive to such persons to maximize the valuation of Document Sciences. Under the MIRP, participants are eligible to receive an incentive bonus from Document Sciences or its successor upon the consummation of a “change in control” (as defined in the MIRP) subject to certain conditions.

On October 26, 2007, the special committee held a meeting with Margaret A. Breya, representatives of RBC and representatives of Gibson Dunn in attendance via teleconference to discuss the indications of interest that were submitted by potential buyers. Due to the establishment of the special committee and its authority to consider potential offers and make a recommendation to the Document Sciences board of directors and stockholders, the special committee determined that retention of RBC as its financial advisor was appropriate and executed an engagement letter with RBC dated October 26, 2007, which replaced the engagement letter dated as of September 21, 2007 previously executed by Mr. McGannon on behalf of Document Sciences. Thereafter, RBC reported exclusively to the special committee.

Representatives of RBC made a presentation to the special committee with respect to the indications of interest that had been received thus far by RBC through the auction process. As of October 26, 2007, preliminary indications of interest had been submitted by seven potential buyers (including both private equity and strategic potential buyers). The representatives of RBC also indicated that a preliminary indication of interest from another potential buyer was anticipated to be submitted some time within the following week. The preliminary indications from the various potential buyers proposed purchasing all of the outstanding stock of Document Sciences for cash at prices ranging from $11.75 to $14.50 per share, including an indication of interest from EMC at a price of $11.75 per share.

The special committee discussed, among other things, its proposed response to each of the bidders, and RBC discussed potential strategies to maximize stockholder value. The special committee advised RBC to inform certain bidders that had submitted the lowest bids that the consideration they proposed needed to be increased in order for those bidders to be included in the next round of the auction process. The special committee also instructed RBC to inform certain bidders that had submitted the highest bids that their bids were sufficient to be included in the next round of the auction process.

Representatives of RBC then discussed generally the timing and process by which the next stages of the auction process would be conducted where the bidders participating in the next round of the auction would be invited to submit “best and final” bids. The special committee and representatives of RBC discussed establishing the second deadline for the “best and final” bids to occur some time in mid-to-late November 2007. The special committee determined that the next meeting of the special committee would take place shortly after the bid deadline, at which meeting an evaluation of the “best and final” bids would occur.

From October 26, 2007 until October 30, 2007, RBC contacted each of the bidders to discuss their respective bids and finalize which parties would be invited to participate in the next round of the auction. Three of the parties that submitted bids at the lower end of the range of those received, including EMC, and confirmed that they were unwilling to increase the consideration offered at that time were informed that they would not be included in the next round of the auction. The remaining four parties were invited to participate in the next round of the auction, and RBC began to make arrangements to permit the remaining bidders to conduct additional due diligence via a virtual data room and via meetings with Document Sciences management.

On October 27, 2007, RBC received an eighth preliminary indication of interest from the bidder that had previously informed RBC that it was unable to meet the October 24, 2007 bid date. The preliminary indication of interest from the eighth buyer offered to purchase all of the outstanding stock of Document Sciences for cash at a purchase price of $12.50 per share. RBC subsequently notified this bidder that the price contained in this indication of interest was not sufficient. On October 31, 2007, RBC received a revised indication of interest from this bidder containing a revised purchase price of $15.00 per share. Subsequently, certain members of the special committee held various teleconference calls with Mr. McGannon, representatives of RBC and representatives of Gibson Dunn to discuss potential strategies as to how to proceed in the auction process. The outcome of these discussions, after a review of potential alternatives, was that RBC was instructed to invite the eighth bidder to participate in the next round of the auction, bringing the total number of participants in the next round to five bidders.

On November 2, 2007, RBC was contacted by representatives of EMC who orally indicated that EMC was revising its preliminary indication of interest to a price in the range of $15.00-19.00 per share, pending subsequent due diligence during the next round of the auction process. Subsequently, certain members of the special committee held various meetings via teleconference with Mr. McGannon, representatives of RBC and Gibson Dunn to discuss how to proceed in the auction process as well as potential various strategies that could be employed to maximize stockholder value, while limiting potential distractions to the Document Sciences management and limiting delays to reaching a signed definitive agreement. No definitive conclusion was reached as to how to proceed with each potential buyer, and it was decided that the special committee would convene at a later date to allow the special committee to undertake deliberations as to how to proceed.

On November 4, 2007, certain members of the special committee held discussions with Mr. McGannon, representatives of RBC and representatives of Gibson Dunn to determine how to proceed with each potential buyer. After further discussion and deliberation, RBC was advised to have discussions with three of the remaining six bidders that submitted the lowest bids. RBC was also advised to inform these parties that additional, higher bids had been submitted since the October 24, 2007 bid date, and based on these new indications of interest and the number of bidders who remained in the process, there was a high likelihood that, to emerge as the winning bidder in the next round of the auction, each bidder would likely need to increase further their bids in the final round of the auction.

On November 5, 2007, the special committee held a meeting via teleconference to obtain an update from representatives of RBC as to their communications with the bidders. Mr. McGannon and representatives of Gibson Dunn were also in attendance. RBC informed the special committee that it had spoken to each of the three bidders that had submitted the lowest bids, as instructed, and as a result, one of the bidders decided not to participate in the final round of the auction. The special committee then authorized RBC to proceed with the auction with the remaining five bidders.

On November 7, 2007, the special committee held a meeting via teleconference with Mr. McGannon in attendance to discuss the draft merger agreement with representatives of Gibson Dunn and RBC and the final bid instruction letter that representatives of RBC would distribute to each of the bidders participating in the final round of the auction. The special committee also discussed with representatives of RBC the anticipated next steps for the process. Representatives of RBC distributed the final bid instruction letter and draft merger agreement to the bidders on November 9, 2007 with instructions to the bidders to submit their “best and final” bids on November 26, 2007. The “best and final” bids were required to include both a specific price per share, as well as the bidder’s mark-up of the draft merger agreement.

On November 23, 2007, a representative of Gibson Dunn delivered a memorandum describing for Document Sciences directors and executive officers their fiduciary duties in the context of an auction.

Through November 26, 2007, the remaining five bidders continued their various respective due diligence efforts which included, among other activities, holding meetings and discussions with Document Sciences management and gaining additional access to due diligence materials via a virtual data room. During this time period, one bidder withdrew itself from the auction process.

On November 29, 2007, the special committee held a meeting via teleconference with Mr. McGannon and representatives of RBC and Gibson Dunn in attendance to discuss the “best and final” bids received by RBC. Representatives of RBC made a presentation to the special committee regarding the four bidders who submitted “best and final” bids. EMC submitted a non-binding written bid to purchase all of the outstanding stock of Document Sciences at a purchase price per share of up to $16.00 and a markup of the merger agreement. The remaining three bidders submitted “best and final” indications which ranged from $13.00 to $14.25 per share. One of these three bidders submitted a mark-up of the draft definitive agreement, while the other two provided written comments on the draft definitive agreement. RBC noted that it had also spoken to each of these three bidders to let them know that they were not the highest bidder and confirmed that each was unwilling to increase their bids sufficiently to become the highest bidder. Representatives of RBC discussed the financial aspects of each “best and final” bid with the special committee and responded to questions from the special committee members while representatives of Gibson Dunn discussed legal issues relating to the bidders’ responses to the draft merger agreement. After discussion, the special committee determined that the non-binding written bid submitted by EMC was the most favorable of the four bids due, among other reasons, to the fact that it offered the highest purchase price and contemplated more certainty of closure of the transaction, and that the letter of intent with EMC should be executed. The special committee determined that certain provisions of the merger agreement, including the termination fee, should be negotiated with EMC.

On November 30, 2007, representatives of RBC received a due diligence request list and other requests for identified materials from representatives of EMC. Representatives of EMC and EMC’s outside corporate counsel, Weil, Gotshal & Manges LLP (“Weil Gotshal”), communicated numerous times with representatives of Document Sciences, RBC and Gibson Dunn in connection with due diligence items until the execution of the merger agreement on December 26, 2007. Representatives of Document Sciences and Gibson Dunn produced documents in response to the due diligence request list, as well as supplemental oral requests from representatives of EMC and Weil Gotshal.

On December 3, 2007, Document Sciences and EMC executed a letter of intent, which provided for an anticipated acquisition price of up to $16.00 per share and an exclusivity period that expired on the earlier of December 21, 2007 and the signing of a definitive acquisition agreement.

On December 12, 2007, representatives of RBC forwarded a revised merger agreement to representatives of EMC, which revised the draft of the merger agreement that EMC sent with its “best and final” bid.

On December 17, 2007, a representative of EMC contacted representatives of RBC to inform them that they intended to reduce the merger consideration from $16.00 to $14.25 based on certain concerns formed during their due diligence investigations, including, among others, certain concerns regarding the MIRP.

On December 19, 2007, the special committee held a meeting via teleconference with Mr. McGannon, Ms. Breya and representatives of RBC and Gibson Dunn in attendance regarding the change in merger consideration. The special committee expressed the view, and directed representatives of RBC to communicate to EMC, that the decrease in merger consideration from $16.00 per share to $14.25 per share was unacceptable since the special committee could no longer definitively confirm that EMC represented a superior proposal relative to certain other bidders. The special committee further instructed RBC to inform EMC that in the event that EMC was unwilling to increase its offer price above $14.25, the special committee would likely request that EMC terminate its exclusivity. RBC, Mr. McGannon and the special committee also reviewed a variety of negotiation strategies and arguments that could be used to help eliminate certain of EMC’s concerns and justify a price higher than $14.25 per share.

Through December 20, 2007, RBC held a number of discussions with EMC in an effort to negotiate a higher price and reported frequently to the special committee. As a result of these discussions, EMC agreed to increase its offer price from $14.25 to $14.75 per share. In addition, EMC requested that Document Sciences amend the MIRP to lengthen the payment terms in order to promote the retention of certain employees.

On December 20, 2007, the special committee concluded that it was prepared to continue discussions with EMC to pursue a transaction with EMC at a price of $14.75 per share, given that this represented the highest bid received to date and since EMC had substantially completed its due diligence, it also had a high certainty to promptly reach a satisfactory definitive agreement. The special committee instructed RBC and Gibson Dunn to negotiate the definitive agreement and to amend the MIRP.

From December 20, 2007 until the signing of the definitive merger agreement on December 26, 2007, representatives of EMC, Weil Gotshal, Gibson Dunn and RBC continued to negotiate and exchange revised drafts of the merger agreement and related schedules and the Amended and Restated Management Incentive Retention Plan for Select Employees, which reflected changes to the MIRP.

On December 21, 2007, Document Sciences and EMC agreed to extend exclusivity with EMC until December 24, 2007. On December 24, 2007, Document Sciences and EMC agreed to a second extension of exclusivity until the close of business on December 26, 2007.

On December 26, 2007, the special committee convened a meeting to consider whether the terms of the merger agreement and transactions contemplated thereby, including the merger, were advisable, fair to, and in the best interests of, Document Sciences stockholders and whether to recommend to the board of directors that the board approve and adopt the merger and the merger agreement and the transactions contemplated thereby. A representative of Gibson Dunn reviewed with the special committee the significant terms of the merger agreement.

Representatives of RBC reviewed RBC’s financial analysis and rendered its oral opinion to the special committee, which opinion was subsequently confirmed in writing, that as of December 26, 2007, based upon and subject to the various factors, assumptions, procedures, limitations and qualifications set forth in such written opinion, the consideration of $14.75 for each outstanding share of Document Sciences common stock to be received by stockholders of Document Sciences pursuant to the merger was fair from a financial point of view to such holders (the full text of that opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by RBC in connection with its opinion, is attached as Annex B to this proxy statement and should be read in its entirety in conjunction with the information contained in “The Merger—Financial Advisor’s Opinion Regarding the Merger Consideration”).

Following these discussions and presentations and after careful consideration, the special committee unanimously determined that the merger was advisable, fair to, and in the best interests of Document Sciences stockholders, and recommended to the board of directors that the board approve and adopt the merger and the merger agreement and the transactions contemplated thereby.

Immediately after the special committee meeting, the board of directors convened a meeting to consider whether to approve the merger agreement and transactions contemplated thereunder. After careful consideration, and on the unanimous recommendation of the special committee, the board of directors concluded that the merger and the other transactions contemplated by the merger agreement were advisable, fair to, and in the best interests of, Document Sciences stockholders, and that the executive officers were authorized and directed to submit the merger agreement and the transactions contemplated thereby to Document Sciences stockholders for their approval. The board of directors also approved the Amended and Restated Management Incentive and Retention Plan for Select Employees under which, among other things, the timing of the incentive bonus payments was extended. Mr. Winter abstained from voting to avoid any perception of a conflict of interest.

On the same day, the merger agreement was executed by Document Sciences, Esteem Merger Corporation and EMC. On December 27, 2007 at 6 a.m. Eastern Standard Time, a joint press release announcing the merger was issued by EMC and Document Sciences.

Reasons for the Merger

At the meeting of our special committee consisting of four independent directors on December 26, 2007, the special committee unanimously resolved to recommend that our board of directors approve the merger with EMC. At the meeting of our board of directors on the same date, our board received the special committee’s recommendation and determined to accept that recommendation, and to approve the merger with EMC and recommend it to our stockholders. See “The Merger—Background of the Merger” and “The Merger—Document Sciences Board of Directors’ Recommendation.”

In making its determination and recommendation set forth above, our special committee considered, among other things:

•	its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

•	its familiarity with the challenges that we face as a “small-cap” public company, as discussed in “The Merger—Background of the Merger”; and

•	its belief, based on its knowledge of the matters enumerated above, that our shares were unlikely to trade at prices substantially above their current level for some substantial period.

Our special committee also considered, among other things, its knowledge of the process that it had closely supervised—through formal meetings, informal consultation, regular advice from legal and financial advisers and the continuous interaction between its chairman and those advisers—to investigate potential transactions and ultimately negotiate the merger agreement with EMC, as described under “The Merger—Background of the Merger,” including:

•

the substantial number of sophisticated and knowledgeable potential buyers (including both potential private equity and strategic buyers) contacted by RBC at the direction of our special committee to ascertain potential interest in acquiring us and the criteria for the selection of those third parties by the special committee;

•

the number of those potential buyers that had signed confidentiality agreements and received information about Document Sciences, engaged in a due diligence investigation of us, submitted preliminary indications of interest and submitted definitive acquisition proposals;

•	the fact that 8 of the 27 third parties on the potential buyer list had submitted preliminary indications and EMC and three additional third parties had submitted a final proposal; and

•	the fact that EMC’s bid was the highest of the bids.

In the course of its deliberations, our special committee also considered, among other things, the following material positive factors regarding the merger:

•

the fact that the $14.75 per share merger consideration to be received by our stockholders represented a premium of approximately 79.2% over the closing sales price of our shares as reported on NASDAQ on December 24, 2007 (which was the trading date prior to the date our special committee recommended to our board, and our board approved, the merger agreement with EMC);

•

the opinion of RBC to our special committee and our board of directors to the effect that, as of December 26, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion of that date, the merger price of $14.75 per share in cash to be received by our stockholders pursuant to the merger agreement was fair, from a financial point of view, to them (the full text of RBC’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by RBC in connection with its opinion, is attached as Annex B to this proxy statement and should be read in its entirety in conjunction with the information contained in “The Merger—Financial Advisor’s Opinion Regarding the Merger Consideration”), as well as the presentation RBC made to our special committee on that date regarding the analyses performed in connection with its fairness opinion;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the experience, reputation and financial capabilities of EMC;

•

the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, which were negotiated on an arms-length basis and with the advice of legal and financial advisers;

•

the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as an independent publicly-owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the merger consideration;

•

historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects, if we were to remain an independent company;

•	the likelihood that the merger will be consummated in light of the nature of the conditions to EMC’s obligation to complete the merger;

•	the absence of any financing condition to EMC’s obligation to consummate the merger;

•

the thin trading market and the lack of liquidity of Document Sciences common stock. In that regard, the small stock market float would make it difficult for any large stockholder to sell its shares of common stock in the public market without depressing the market price of Document Science common stock. The special committee and our board believed that the proposed merger would permit all of our stockholders to sell all of their shares at a fair price;

•

the fact that the merger agreement and the transactions contemplated thereby were the product of extensive arms’ length negotiations between representatives of EMC and representatives of Document Sciences;

•

the fact that appraisal/dissenters’ rights would be available to Document Sciences stockholders. For more information, see the section entitled “Appraisal/Dissenters’ Rights” beginning on page 27 of this proxy statement; and

•

the fact that the merger agreement permits our board of directors, where failing to do so would be reasonably likely to violate its fiduciary duties, to authorize us to participate in discussions and negotiations with, and furnish information to, third parties in connection with unsolicited bona fide written acquisition proposals and to change its recommendation in favor of the merger following receipt of a superior unsolicited bona fide written proposal for at least a majority of our issued and outstanding equity securities or 50% of our consolidated assets and, if our stockholders fail to approve and adopt the merger agreement, to potentially enter into a transaction with another acquirer, subject to the limitations described under “The Merger Agreement—Acquisition Proposals by Third Parties” and subject to the payment of a termination fee of $3,000,000 million (such termination fee constituting approximately 3.5% of the aggregate merger consideration on a fully diluted basis).

In the course of its deliberations, our special committee also considered, among other things, the following potentially negative factors regarding the merger:

•	the fact that our stockholders would not benefit from any potential future increase in our value beyond $14.75 per share;

•	the fact that gains from the sale of shares in the merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions that the merger agreement would impose on our ability to operate our business until the merger was completed or the merger agreement was terminated;

•

the possibility of disruption to our operations and personnel following the announcement of the execution of the merger agreement and the resulting potentially adverse effect on Document Sciences if the merger were not to close;

•

the interests that our directors and our executive officers may have with respect to the merger in addition to their interests as stockholders generally, as described in “The Merger—Interests of Document Sciences’ Directors and Officers in the Merger;” and

•

the fact that, under the merger agreement, our board would not be entitled to terminate the merger agreement prior to June 23, 2008 in order to pursue a superior offer without paying EMC the applicable termination fee.

Our special committee concluded that these potentially negative factors were substantially outweighed by the opportunity presented by the merger for our stockholders to monetize their Document Sciences investment for $14.75 per share in cash within a relatively short period of time if the merger conditions were satisfied, which the special committee believed would maximize the value of their shares and eliminate the risk that the inherent uncertainty affecting our future prospects could result in a diminution in the market value of their shares. Accordingly, the special committee concluded that the merger was in the best interests of our stockholders.

In making its determination and recommendation set forth above, our board of directors considered the determination and recommendation of our special committee, having regard to the independence of its members, their business experience and their active role in overseeing, with the advice of experienced legal and financial advisors, the process of investigating potential transactions that led to the negotiation of the merger agreement with EMC. In addition, our board took account of the same considerations, including the same material positive and potentially negative factors, that our special committee had considered and reached the same conclusion as our special committee with respect to the benefits of the merger for our stockholders.

The preceding discussion of the factors considered by our special committee and our board of directors is not, and is not intended to be, exhaustive, but does set forth the material factors considered. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, neither our special committee nor our board of directors found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, nor did it undertake to make any specific determination as to whether any particular factors (or any aspect of any particular factors) was favorable or unfavorable to its ultimate determination. Rather, each of our special committee and our board of directors reached its conclusion and recommendation based on its evaluation of the totality of the information presented, considered and analyzed. In considering the factors discussed above, individual directors may have ascribed differing significance to different factors.

Document Sciences Board of Directors’ Recommendation

Upon the unanimous recommendation of the special committee consisting of four independent directors and after careful consideration, our board of directors has approved resolutions approving the merger and the merger agreement, determining that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of Document Sciences and our stockholders and directing that the merger and the merger agreement be submitted for approval and adoption at a special meeting of our stockholders. Accordingly, our board of directors recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement.

Our board of directors also recommends that our stockholders vote FOR approval of adjournments of the special meeting of stockholders, if determined necessary by Document Sciences, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal.

Financial Advisor’s Opinion Regarding the Merger Consideration

On December 26, 2007, as financial advisor to Document Sciences’ special committee, RBC rendered its written opinion to the special committee and the Document Sciences board of directors that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the per share merger consideration of $14.75 in cash, without interest, per share of Document Sciences’ common stock specified in the merger agreement was fair, from a financial point of view, to the Document Sciences’ stockholders. The full text of RBC’s written opinion, dated December 26, 2007, is attached to this proxy statement as Annex B. RBC’s opinion was approved by the RBC Fairness Opinion Committee. This summary of RBC’s opinion is qualified in its entirety by reference to the full text of the opinion. Document Sciences’ stockholders are urged to read the RBC opinion carefully and in its entirety.

RBC’s opinion was provided for the information and assistance of the Document Sciences’ special committee and board of directors in connection with their consideration of the merger. RBC’s opinion did not address Document Sciences’ underlying business decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which Document Sciences might engage. RBC’s opinion and presentation to the Document Sciences’ special committee and board of directors were only two of many factors taken into consideration by the Document Sciences’ special committee and board of directors in making their determination to approve the merger. RBC’s opinion does not constitute a recommendation to the Document Sciences’ stockholders as to how they should vote with respect to the merger.

RBC’s opinion addressed solely the fairness of the per share merger consideration, from a financial point of view, to the Document Sciences’ stockholders and did not in any way address other terms or arrangements of the merger or the merger agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the merger agreement. Further, in rendering its opinion, RBC expressed no opinion about the fairness of the amount or nature of the compensation to any of Document Sciences’ officers, directors, or employees, or class of such persons, relative to the compensation to Document Sciences’ public stockholders.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of all information that was publicly available to RBC and all of the financial, legal, tax, operating, and other information provided to or discussed with it by Document Sciences, including, without limitation, the financial statements and related notes thereto of Document Sciences. RBC did not assume responsibility for independently verifying, and did not independently verify, this information. RBC assumed that the financial projections and forecasts of Document Sciences prepared by the management of Document Sciences and reviewed by RBC were reasonably prepared reflecting the best currently available estimates and good faith judgments of the future financial performance of Document Sciences as a standalone entity. RBC expressed no opinion as to those financial projections and forecasts or the assumptions on which they were based. RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of Document Sciences, and RBC was not furnished with any such valuations or appraisals. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Document Sciences. Additionally, RBC was not asked to, and did not consider, the possible effects of any litigation or other claims affecting Document Sciences.

In rendering its opinion, RBC assumed that all conditions to the consummation of the merger would be satisfied without waiver and that the executed version of the merger agreement would not differ, in any respect material to its opinion, from the latest draft RBC reviewed.

RBC’s opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which RBC was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Unless otherwise noted, all analyses were performed based on market information available as of December 24, 2007, the last trading day preceding the finalization of RBC’s analysis.

In connection with its review of the merger and the preparation of its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

•	reviewing the financial terms of the draft merger agreement received by it on December 24, 2007;

•

reviewing and analyzing certain publicly available financial and other data with respect to Document Sciences and certain other relevant historical operating data relating to Document Sciences made available to RBC from published sources and from the internal records of Document Sciences;

•	reviewing financial projections and forecasts of Document Sciences prepared by the management of Document Sciences;

•	conducting discussions with members of the senior management of Document Sciences with respect to the business prospects and financial outlook of Document Sciences as a standalone entity;

•	reviewing the reported prices and trading activity for the common stock of Document Sciences; and

•	performing other studies and analyses as RBC deemed appropriate.

In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

•	RBC compared selected market valuation metrics of Document Sciences and other comparable publicly-traded companies with the financial metrics implied by the per share merger consideration;

•	RBC compared the financial metrics of selected precedent transactions with the financial metrics implied by the per share merger consideration; and

•	RBC compared the premiums paid in selected precedent transactions with the premiums implied by the per share merger consideration.

In connection with the rendering of its opinion to the Document Sciences’ special committee and board of directors, RBC prepared and delivered to the Document Sciences’ special committee and board of directors written materials containing the analyses listed above and other information material to the opinion. In presenting its opinion to the Document Sciences special committee and board of directors, RBC noted that it did not perform a discounted cash flow analysis due to a lack of long-term financial projections for Document Sciences. Set forth below is a summary of the analyses used by RBC, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

Comparable Company Analysis. RBC prepared a comparable company analysis (“Comparable Company Analysis”) of Document Science’s implied transaction multiples relative to a group of publicly-traded companies that RBC deemed for purposes of its analysis to be comparable to Document Sciences. In selecting publicly-traded companies, RBC considered comparable software companies with businesses focused primarily on enterprise content management software. In this analysis, RBC compared the enterprise value (“EV”) of Document Sciences implied by the per share merger consideration, expressed as a multiple of Document Science’s actual last twelve-months (“LTM”) revenue and LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”), and projected calendar years 2007 and 2008 revenue and EBITDA, to the respective mean and median multiples of estimated 2007 and 2008 EV-to-revenue and to EV-to-EBITDA, of the comparable companies implied by the public trading prices of their common stock. RBC also compared the multiples implied by the per share merger consideration, expressed as multiples of actual LTM fully-diluted earnings per share (“EPS”) and projected calendar years 2007 and 2008 EPS, to the EPS multiples of the comparable companies implied by the public trading prices of their common stock. Projected revenue, EBITDA and EPS were based on internal management projections in the case of Document Sciences and, in the case of the comparable companies, on Wall Street research, IBES, Fact Set and ThomsonOne Analytics consensus estimates except where company projections were publicly available. RBC defined EV as equity value plus total debt, preferred stock and minority interest less cash, cash equivalents and marketable securities. For the purpose of RBC’s analyses summarized in this section, EV-to-EBITDA multiples greater than 90x and less than zero, and Share Price-to-EPS multiples greater than 75x and less than zero were deemed Not Meaningful (“NM”).

For the purposes of its Comparable Company Analysis, RBC reviewed the relevant metrics of the following publicly-traded companies (with their metrics adjusted, as applicable, in two cases, to reflect recently-completed or pending acquisitions and, in one case, for conversion of foreign currency into U.S. dollars):

•	Captaris Inc.;

•	Interwoven Inc.;

•	Open Text Corporation;

•	Readsoft AB;

•	Top Image Systems, LTD; and

•	Vignette Corporation.

The following table presents, as of December 24, 2007, Document Sciences’ implied EV-to-revenue, EV-to-EBITDA and price-to-EPS multiples, and the corresponding multiples for the comparable companies, for the periods reviewed by RBC in connection with its analysis:

	Comparable Companies				Document Sciences
	Min.	Mean	Median	Max.	(As Implied by the Per Share Merger Consideration)

EV as a multiple of:
Actual LTM Revenue	0.9x	1.7x	1.0x	4.0x	2.1x
2007E Revenue	0.8x	1.5x	1.0x	2.8x	2.0x
2008E Revenue	0.7x	1.5x	1.0x	2.6x	1.7x
EV as a multiple of:
Actual LTM EBITDA	6.8x	9.8x	8.4x	14.4x	NM
2007E EBITDA	6.2x	13.0x	11.8x	26.0x	47.3x
2008E EBITDA	4.7x	10.3x	10.1x	16.5x	18.4x
Share price as a multiple of:
2007E EPS	22.5x	41.6x	37.7x	73.1x	NM
2008E EPS	12.9x	25.1x	28.4x	30.6x	27.4x

RBC noted that: (1) Document Sciences’ multiples implied by the per share merger consideration for the last twelve months and for the projected calendar years 2007 and 2008 EV-to-revenue were within the observed range of multiples and were above the mean and median multiples of the comparable companies analyzed; (2) Document Sciences’ EV-to-EBITDA multiples implied by the merger consideration for the projected calendar years 2007 and 2008 were within the observed range and were above the mean and median multiples of the comparable companies analyzed; (3) Document Sciences’ multiple implied by the merger consideration for 2008 projected earnings per share was within the range of observed multiples, was below the median multiple and was above the mean multiple of the comparable companies analyzed.

Comparable Precedent Transaction Analysis. RBC compared EV-to-LTM revenue and EV-to-LTM EBITDA multiples relating to the merger with corresponding multiples in selected publicly-announced precedent merger and acquisition transactions in the enterprise content management sector (“Comparable Precedent Transaction Analysis”). In selecting precedent transactions, RBC considered comparable transactions announced since January 1, 2004 in which the transaction values were between $10 million and $200 million. Based on these criteria, the following ten transactions were analyzed:

Acquiror	Target
Allen Systems Group Inc.	Mobius Management Systems Inc.
Skywire Software, LLC	Docucorp International Inc.
Oracle Corporation	Stellent Inc.
IBM Corporation	FileNet Corporation
Autonomy Corporation plc	Verity Inc.
EMC Corporation	Captiva Software Corporation
BEA Systems Inc.	Plumtree Software Inc.
Dicom Group plc	Topcall International AG
Pitney Bowes Inc.	Group 1 Software Inc.
Stellent Inc.	Optika Inc.

For the purpose of calculating the multiples, multiples of LTM revenue and LTM EBITDA were derived from the actual revenue, and adjusted EBITDA (adjusted to exclude non-cash and one-time charges), of the target companies in the last twelve months prior to the announcement of the transaction. Financial data regarding the precedent transactions was taken from filings with the SEC, press releases, Bloomberg, Dealogic and other publicly available sources.

The following table compares the implied transaction multiples for the merger with the corresponding mean and median multiples for the selected precedent transactions:

	Precedent Transactions				Document Sciences
	Min.	Mean	Median	Max.	(As Implied by the Per Share Merger Consideration)
EV as a multiple of:
LTM Revenue	1.0x	2.2x	2.3x	4.0x	2.1x
LTM EBITDA	7.9x	15.8x	16.2x	25.1x	NM

RBC noted that Document Sciences’ multiple for LTM revenue implied by the per share merger consideration was within the range of observed transactions but was below both the mean and median multiples found in the selected precedent transactions analyzed.

Premiums Paid Analysis (Premiums to Price). RBC compared the premiums implied by the per share merger consideration to the premiums paid in selected precedent publicly-announced merger and acquisition transactions in the software industry (this was a different and broader group of transactions than those selected for the Comparable Precedent Transaction Analysis). In selecting precedent transactions, RBC considered comparable transactions announced since January 1, 2004 with public targets in which the transaction values were between $10 million and $200 million, which totaled 38 transactions. RBC performed this analysis taking into account the trading prices of Document Sciences’ common stock during periods it considered relevant ending on December 24, 2007, the last trading day prior to RBC finalizing its presentation to the Document Sciences special committee and board of directors with respect to RBC’s conclusions on the fairness, from a financial point of view, of the per share merger consideration to the Document Sciences stockholders. RBC compared (x) the premiums implied by dividing the per share merger consideration by Document Sciences’ “spot” stock price one day, one week and one month prior to December 24, 2007 to (y) the spot price premiums for the same periods for the targets in the selected precedent transactions. The following table summarizes this analysis:

	Spot Premiums Paid Analysis
	Precedent Transactions				Document Sciences
	Min.	Mean	Median	Max.	(As Implied by the Per Share Merger Consideration)
Spot Premium
1 Day	(4.7)%	26.6%	23.6%	92.3%	79.2%
1 Week	3.4%	31.8%	27.3%	109.3%	81.9%
1 Month	(14.3)%	28.1%	23.4%	94.6%	76.6%

RBC noted that during the measuring period ending December 24, 2007, the spot one day, one week and one month premiums implied by the per share merger consideration as of December 24, 2007 were within the observed range and above both the mean and median of the selected precedent transactions premiums analyzed.

RBC also compared (x) the premiums implied by dividing the value of the per share merger consideration by Document Sciences’ average price one week and one month prior to December 24, 2007 to (y) the average price premiums for the same periods for the targets in the same selected precedent software industry transactions. The following table summarizes this analysis:

	Average Premiums Paid Analysis
	Precedent Transactions				Document Sciences
	Min.	Mean	Median	Max.	(As Implied by the Per Share Merger Consideration)
Average Premium
1 Week	1.5%	28.4%	23.7%	88.7%	77.9%
1 Month	(2.8)%	29.2%	25.6%	83.4%	74.5%

RBC noted that the average one week, and one month premiums implied by the per share merger consideration as of December 24, 2007 were within the observed range and above the mean and median of the selected precedent transactions premiums analyzed.

Overview of Analyses; Other Considerations. In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the per share merger consideration was fair, from a financial point of view, to the Document Sciences’ stockholders. RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Document Sciences and the merger and the data selected for use in its analyses, as further discussed below.

No single company or transaction used in the above analyses as a comparison is identical to Document Sciences or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the per share merger consideration, from a financial point of view, to the Document Sciences stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The opinion of RBC as to the fairness, from a financial point of view, of the per share merger consideration, was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, RBC made, and was provided by Document Sciences’ management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Document Sciences’ control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Document Sciences or its advisors, none of Document Sciences, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Document Sciences’ special committee selected RBC to render its opinion based on RBC’s experience in mergers and acquisitions and in securities valuation generally. The special committee, in selecting RBC as its financial advisor, was aware of the fact that, under an engagement agreement entered into between RBC and Document Sciences on September 21, 2007, and which was superseded by the subsequent engagement agreement entered into between RBC and the special committee on October 26, 2007, RBC had rendered advisory services to Document Sciences in connection with a possible transaction or series of transactions resulting in a change of control whereby, directly or indirectly, more than 50% of the capital stock of Document Sciences or more than 50% of its assets were transferred from Document Sciences and/or its stockholders to any party for consideration (referred to in both engagement agreements and this section as a “transaction”), including participation in the pre-October 26, 2007 process described under “The Merger—Background of the Merger.” The special committee determined that such limited prior advisory services did not preclude, but rather they supported, the selection of RBC as the special committee’s financial advisor.

RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly-traded securities of Document Sciences and EMC and receive customary compensation, and may also actively trade securities of Document Sciences and/or EMC for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

Under its October 26, 2007 engagement agreement with Document Sciences’ special committee, RBC became entitled to receive a fee of $250,000 upon the delivery of its December 26, 2007 opinion to the Document Sciences’ special committee and board of directors regarding the fairness to the Document Sciences’ stockholders, from a financial point of view, of the per share merger consideration, without regard to whether RBC’s opinion was accepted or the merger is consummated. In addition, if the merger is consummated, RBC will become entitled to a further fee, based on the formula set forth in its engagement agreement (which is based on a formula tied to “Aggregate Transaction Value,” as defined in the engagement agreement) of approximately $1.96 million. Further, in the event that the merger is not completed but another transaction is consummated during the term of RBC’s engagement effecting a change of control of Document Sciences (as defined in the engagement letter), or RBC’s engagement expires or is terminated and Document Sciences consummates at any time thereafter, pursuant to a definitive agreement entered into within twelve months after such expiration or termination, such a transaction with one or more of certain parties, RBC will be entitled to receive a transaction fee based on the same contingent fee formula as applied to that transaction (with a minimum fee of $1 million) as if no such expiration or termination had occurred. In addition, whether or not the merger closes, or any other transaction occurs, Document Sciences has also agreed to reimburse RBC for its reasonable out-of-pocket expenses and to indemnify it against liability that may arise out of services performed by RBC as financial advisor to the special committee, including, without limitation, liabilities arising under the federal securities laws. The terms of the engagement letter were negotiated at arm’s-length between the special committee and RBC and both the special committee and the board of directors were aware of this fee arrangement at the time of their approval of the merger agreement. RBC has not received any fees from Document Sciences or EMC in the prior two years except as described above, will not receive any fees from EMC relating to the merger and does not have any agreement or understanding with Document Sciences or EMC regarding any other services to be performed now or in the future, other than pursuant to its engagement described above.

Interests of Document Sciences’ Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement and merger, you should be aware that some of our executive officers and directors have interests in the merger that are in addition to, or may be different from the interests of Document Sciences stockholders generally. Our board of directors was aware of and considered these interests in approving the merger agreement and the merger.

Merger Proceeds and Other Payments to be Received by Directors and Executive Officers. Each of our directors and executive officers holds shares of our common stock, restricted stock and/or in-the-money stock options to purchase shares of our common stock. Shares of our common stock will be exchanged for the right to receive $14.75 per share in cash as described in this proxy statement. Options will be cancelled in exchange for a cash payment for each underlying share equal to the difference between (1) the cash price of $14.75 to be paid with respect to our common stock in the merger and (2) the exercise price per share of the options, less applicable withholding taxes. Restricted stock will be cancelled and converted into the right to receive $14.75 per share. See “The Merger Agreement—Equity Plans”.

The following table sets forth the approximate cash proceeds that each of our executive officers and directors will receive, less any applicable withholding taxes, at the completion of the merger on the basis of the shares of Document Sciences common stock, restricted stock and in-the-money options to purchase shares of Document Sciences common stock that they hold at the effective time of the merger:

Name	Proceeds from Shares of Common Stock Held	Proceeds from In- The-Money Options	Proceeds from Shares of Common Stock Issuable on Vesting of Restricted Stock	Total Payments
Executive Officers:
John L. McGannon	$1,979,450	$2,940,695	$0	$4,920,145
J. Douglas Winter	$3,515,707	$190,200	$147,500	$3,840,899
Tao Ye	$3,193,198	$190,200	$147,500	$3,516,266
Nasser S. Barghouti	$3,054,976	$190,200	$147,500	$3,392,676
Todd W. Schmidt	$27,656	$0	$82,969	$110,625
Edward Calnan	$129,418	$213,750	$258,125	$547,364
Daniel J. Fregeau	$958,750	$2,620,095	$0	$3,578,845

Directors (other than Mr. McGannon & Mr. Winter):
Thomas L. Ringer	$956,095	$3,165,650	$103,250	$4,224,995
Ronald S. Beard	$81,125	$555,300	$103,250	$739,675
Margaret A. Breya	$132,750	$0	$162,250	$295,000
Barton L. Faber	$1,642,147	$3,851,900	$103,250	$5,597,297
Colin J. O’Brien	$259,600	$1,649,400	$103,250	$2,012,250

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership of our share of common stock, please see the information below under the caption “Security Ownership of Certain Beneficial Owners and Management.”

Amended and Restated Management Incentive Retention Plan for Select Employees. On October 24, 2007, the board of directors approved the MIRP, effective on September 12, 2007. On December 26, 2007, the board of directors approved certain amendments to the MIRP. The purposes of the amended and restated MIRP are to provide an incentive to such persons to maximize the valuation of Document Sciences and to provide continuity of management for a period of time following a change in control.

Pursuant to the amended and restated MIRP, participants are eligible to receive an incentive bonus upon the consummation of a change in control, subject to certain conditions. Under the amended and restated MIRP, it is anticipated that the participants will receive payments made in three equal installments in cash upon (i) the completion of the merger, (ii) the nine month anniversary of the completion of the merger and (iii) the eighteen month anniversary of the completion of the merger, provided, as to the payments in each of (i), (ii) and (iii), that the participants are either still employed by Document Sciences or the participant’s employment was terminated by Document Sciences without cause, by the participant for good reason or due to death or disability:

Name	Payment upon Completion of the Merger	Payment on the Nine Month Anniversary of Completion of the Merger	Payment on the Eighteen Month Anniversary of Completion of the Merger
Participants:
John L. McGannon	$357,420	$357,420	$357,420
Todd W. Schmidt	$48,739	$48,739	$48,739
J. Douglas Winter	$519,884	$519,884	$519,884
Nasser S. Barghouti	$519,884	$519,884	$519,884
Daniel J. Fregeau	$97,478	$97,478	$97,478
Edward Calnan	$81,232	$81,232	$81,232

Change In Control Payments. In addition to the payments pursuant to the amended and restated MIRP, upon completion of the merger and other factors, certain officers may be entitled to a change in control payment pursuant to their employment agreements. If, either 30 days before or within 18 months following a Change in Control (as defined in the executive officer’s employment agreement), the executive officer is terminated without Cause (as defined below), or if an executive officer terminates his/her employment for Good Reason (as defined in the executive officer’s employment agreement), then the executive officer is entitled to receive (i) the portion of his then current annual base salary which has accrued through the date of his termination; (ii) vested stock options and restricted stock; (iii) payment for unused vacation; (iv) unreimbursed business expenses; (v) portions of the targeted annual bonus; and (vi) continuation of Health Benefits (as defined in the executive officer’s employment agreement).

The use of the term “Cause” shall mean: (i) an act of willful dishonesty taken in connection with the executive’s responsibilities as an employee and causing damage to Document Sciences; (ii) the executive’s commission of, or plea of nolo contendere to, a felony; (iii) the executive’s insubordination or willful refusal to follow reasonable directives of the board of directors; (iv) the executive’s violation of the confidentiality agreement between him/her and Document Sciences; and (v) the executive’s gross negligence or willful misconduct in the performance of his/her duties as an employee of Document Sciences.

Employment with EMC. EMC and certain executive officers of Document Sciences are currently in discussions regarding potential employment of those officers by EMC upon completion of the merger. As of the date of this proxy statement, J. Douglas Winter and Nasser S. Barghouti intend to enter into letter agreements with EMC regarding their employment by EMC.

The proposed terms of employment provide that Mr. Winter will serve as Vice President and General Manager of EMC’s proposed Document Sciences Division at an annual base salary of $250,000 plus eligibility for an annualized bonus opportunity of up to $150,000. In addition, Mr. Winter may be granted a nonqualified option to purchase 30,000 shares of EMC common stock (vesting, subject to Mr. Winter’s continued employment, with respect to 20% of such shares on each of the first five anniversaries of the date of grant) and 20,000 restricted stock units (vesting, subject to Mr. Winter’s continued employment, with respect to 25% of the restricted stock units on each of the first four anniversaries of the date of grant). Mr. Winter would also be eligible to participate in EMC’s Executive Deferred Compensation Plan and for a severance payment (equal to eighteen months of base salary plus 1.5 times his pro-rated annual bonus plus any unpaid retention bonuses) if his employment is terminated by EMC without Cause (as defined in the letter agreement) or if he terminates his employment for Good Reason (as defined in the letter agreement) within eighteen months following the effective date of the merger. Mr. Winter would also be eligible to receive retention bonuses set forth in the amended and restated MIRP, entitled to a monthly car allowance of $400 and entitled to participate in EMC’s benefit plans and programs, including the financial planning benefit, which allows up to $6,000 per year of qualified financial planning services.

The proposed terms of employment provide that Mr. Barghouti will serve as Vice President and General Manager of EMC’s proposed Document Sciences Division at an annual base salary of $250,000 plus eligibility for an annualized bonus opportunity of up to $100,000. In addition, Mr. Barghouti may be granted a nonqualified option to purchase 20,000 shares of EMC common stock (vesting, subject to Mr. Barghouti’s continued employment, with respect to 20% of such shares on each of the first five anniversaries of the date of grant) and 15,000 restricted stock units (vesting, subject to Mr. Barghouti’s continued employment, with respect to 25% of the restricted stock units on each of the first four anniversaries of the date of grant). Mr. Barghouti would also be eligible to participate in EMC’s Executive Deferred Compensation Plan and for a severance payment (equal to eighteen months of base salary plus 1.5 times his pro-rated annual bonus plus any unpaid retention bonuses) if his employment is terminated by EMC without Cause (as defined in the letter agreement) or if he terminates his employment for Good Reason (as defined in the letter agreement) within eighteen months following the effective date of the merger. Mr. Barghouti would also be eligible to receive retention bonuses set forth in the amended and restated MIRP, entitled to a monthly car allowance of $400 and entitled to participate in EMC’s benefit plans and programs, including the financial planning benefit, which allows up to $6,000 per year of qualified financial planning services.

In addition, as of the date of this proxy statement, John L. McGannon intends to enter into a consulting agreement with EMC pursuant to which Mr. McGannon would provide consulting services to EMC with respect to the transition and integration of Document Sciences into EMC. The proposed terms of the consulting agreement provide that Mr. McGannon would receive a monthly consulting fee of $34,375 for an initial term of six months commencing upon the effective date of the merger, with an option by EMC, at its discretion, to extend the term of the consulting agreement for an additional six months under the same terms and conditions. Mr. McGannon would also be eligible to receive retention bonuses as set forth in the amended and restated MIRP, and payments to be made and benefits to be provided under a severance agreement to be executed between Mr. McGannon and EMC. Such payments and benefits will be consistent with the terms of Section 6.6(c) of Mr. McGannon’s existing employment agreement, which has been publicly filed with the SEC. In addition, Mr. McGannon would be subject to certain restrictive covenants. The consulting agreement may be terminated by EMC for Cause (as defined in the consulting agreement).

While Messrs. Winter, Barghouti and McGannon and EMC intend to enter into the agreements described above, the proposed terms of such agreements have not yet been finalized, and there is no assurance that such agreements will, in fact, be executed. In addition, other officers of Document Sciences may undertake discussions with EMC regarding employment, which may or may not result in employment agreements with EMC before or after the completion of the merger.

Special Committee and Board of Director Fees. The schedule of director fees previously approved by our board provides for payments of $1,200 for attendance in person at any special board or committee meeting and $600 for telephonic attendance at any such meeting.

Indemnification of Directors and Officers. From and after the effective time of the merger, EMC will assume, and will cause Document Sciences as the surviving corporation in the merger to fulfill and honor, in all respects our obligations under (i) all indemnification agreements that we have entered into with our current and former directors and officers prior to the closing date of the merger and (ii) the indemnification provisions in our bylaws as in effect as of the effective time of the merger. EMC is also obligated to maintain no less favorable directors’ and officers’ liability insurance or purchase “tail period” coverage for a period of six years after the completion of the merger; provided the annual cost is not greater than 200% of our current annual premium, in which case EMC is obligated to provide as much insurance as may be purchased at such cost.

Appraisal/Dissenters’ Rights

In connection with the merger, record holders of Document Sciences common stock will be entitled to appraisal/dissenters’ rights if certain procedures are complied with and the merger is completed. Under Section 262 of the DGCL (“Section 262”), in lieu of receiving the merger consideration, Document Sciences stockholders whose appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled to have the “fair value” of their shares of Document Sciences common stock at the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, judicially determined and paid to them in cash by complying with the provisions of Section 262. Additionally, while there is some ambiguity under existing case law, pursuant to Section 2115 of the CCC, stockholders may be entitled to dissenters’ rights under Chapter 13 of the CCC.

With respect to appraisal/dissenters’ rights, there is uncertainty as to whether Delaware law provides the exclusive appraisal rights procedures or whether California’s dissenters’ rights procedures apply as well. Accordingly, a stockholder who does not vote in favor of the merger and who strictly complies with other applicable procedures of Delaware and/or California law as summarized below and set forth in Annexes C and D may exercise statutory appraisal/dissenters’ rights under Delaware and/or California law.

Summary of Delaware Appraisal Rights.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text which is attached to this proxy statement as Annex C.

A Document Sciences stockholder who desires to exercise appraisal rights must (a) not vote in favor of the merger and (b) deliver a written demand for appraisal of such stockholder’s shares to the Secretary of Document Sciences before the vote to approve and adopt the merger agreement at the special meeting.

A demand for appraisal must be executed by or for the Document Sciences stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing the shares of Document Sciences common stock. If these shares of Document Sciences common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares of Document Sciences common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a Document Sciences stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the Document Sciences stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

A record owner, such as a broker, who holds shares of Document Sciences common stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares of Document Sciences common stock as to which the holder is the record owner. In that case, the written demand must set forth the number of shares of Document Sciences common stock covered by the demand. Where the number of shares of Document Sciences common stock is not expressly stated, the demand will be presumed to cover all shares of Document Sciences common stock issued and outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the approval and adoption of the merger agreement at the special meeting. Document Sciences stockholders with shares held in “street name” who desire appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owners of the shares. Shares of Document Sciences common stock held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary. Any Document Sciences stockholder desiring appraisal rights with respect to such stockholder’s shares held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder and should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares of Document Sciences common stock have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Document Sciences of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Document Sciences stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Document Sciences Corporation, 5958 Priestly Drive, Carlsbad, California 92008, Attention: Secretary. The written demand for appraisal should specify the Document Sciences stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of such stockholder’s shares. The written demand must be received by Document Sciences prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

In addition, Document Sciences stockholders exercising appraisal rights must not vote their shares of Document Sciences common stock in favor of approval and adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of approval and adoption of the merger agreement, a Document Sciences stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement or abstain from voting on the approval and adoption of the merger agreement.

Within 120 days after the effective time of the merger, either the surviving corporation or any Document Sciences stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Document Sciences common stock of all Document Sciences stockholders who have properly demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which Document Sciences stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares of Document Sciences common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Document Sciences stockholders considering seeking appraisal should bear in mind that the fair value of their shares of Document Sciences common stock determined under Section 262 could be more than, the same as or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application by a Document Sciences stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Document Sciences common stock entitled to appraisal. In the absence of such a determination, each party bears its own expenses.

Except as explained in the last sentence of this paragraph, at any time within sixty (60) days after the effective time of the merger, any Document Sciences stockholder who has demanded appraisal shall have the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration. After this sixty (60) day period, the Document Sciences stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, Document Sciences stockholders’ rights to appraisal shall cease and all Document Sciences stockholders shall be entitled only to receive the merger consideration. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any Document Sciences stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Document Sciences stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex C. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a Document Sciences stockholder’s statutory appraisal rights under Delaware law.

Summary of California Dissenters’ Rights.

Under existing case law, it is unclear whether Document Sciences stockholders have dissenters’ rights under California law. Assuming such rights are available, pursuant to Chapter 13 of the CCC, the holders of Document Sciences common stock have the right to dissent from the merger and, if the merger is consummated, to receive cash compensation equal to the fair market value of their shares. The fair market value of any dissenting shares will be determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a result of the merger, but adjusted for any stock split, reverse stock split, or share dividend which become effective thereafter. In such event, the dissenting stockholders will have the rights and duties and must follow the procedures set forth in Chapter 13 of the CCC in order to perfect such rights. The following is a brief summary of Chapter 13, which sets forth the procedures for demanding statutory dissenters’ rights. This summary is qualified in its entirety by reference to Chapter 13, a copy of the text which is attached to this proxy statement as Annex D.

All references in Chapter 13 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which dissenters’ rights are asserted or such holder’s transferee of record. Failure to comply with the procedures specified in the CCC timely and properly will result in the loss of any dissenters’ rights under California law.

A person having a beneficial interest in shares of Document Sciences common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters’ rights.

To exercise dissenters’ rights under the CCC, a stockholder must:

•	not vote in favor of the merger agreement any of the shares of Document Sciences common stock that the stockholder wishes to be dissenting shares;

•	demand that the surviving corporation purchase the dissenting shares at fair market value; and

•	submit certificates representing the dissenting shares for endorsement.

In order to not vote in favor of the merger agreement, a stockholder must:

•	not return a proxy and not vote in person in favor of adoption of the merger agreement;

•	return a proxy card with the “AGAINST” or “ABSTAIN” box checked;

•	vote in person against the adoption of the merger agreement; or

•	register in person an abstention from the proposal to adopt the merger agreement.

The general process of exercising dissenters’ rights under California law is set forth in more detail below.

Demand for Purchase. A vote against approval and adoption of the merger agreement, without completing the additional steps outlined above, will not be deemed to satisfy the notice requirements under California law with respect to dissenters’ rights, and will therefore constitute a waiver of such rights under California law. Not later than 30 days after the date on which the notice of approval (described below) of the merger by the outstanding shares was mailed, a dissenting stockholder must make written demand upon the surviving corporation for the purchase of the dissenting shares and payment to the stockholder of their fair market value in cash. The demand shall state the number and class of the shares held of record by the stockholder that the stockholder demands to be purchased and shall contain a statement of what such stockholder claims to be the fair market value of those shares as of the day before announcement of the merger. The statement of the fair market value constitutes an offer by the stockholder to sell the shares at such price.

Endorsement of Shares. Within 30 days after the date on which the notice of approval (described below) of the merger by stockholders is mailed, a dissenting stockholder must submit the certificates representing any shares for which demand for purchase is being made to the principal office of the surviving corporation or the office of our transfer agent so said certificates may (a) be stamped or endorsed with a statement that the shares are dissenting shares, or (b) be exchanged for certificates of appropriate denomination so stamped or endorsed.

Notice of Approval of Merger. Within 10 days after the date of the approval and adoption of the merger agreement, a notice of the approval and adoption of the merger agreement shall be mailed to each stockholder who (a) did not return a written proxy approving and adopting the merger agreement or (b) was not present at the special meeting and did not vote in favor of the merger agreement. The notice shall be accompanied by a copy of Sections 1300, 1301, 1302, 1303, and 1304 of Chapter 13 of the CCC, a brief description of the procedure to be followed if the stockholder wishes to exercise his, her or its dissenters’ rights and a statement of the price determined by us to represent the fair market value of the dissenting shares. If the surviving corporation and the stockholder agree upon the price and agree that the shares are dissenting shares, the dissenting stockholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of the agreement. Payment of the agreed price plus the legal rate of interest on judgments shall be made within 30 days from the date of such agreement. If the surviving corporation and the stockholder fail to agree upon the fair market value of the shares, or whether the shares are dissenting shares, the stockholder may file a complaint with the California Superior Court within six months after the date on which notice of the approval of the merger agreement is mailed to stockholders requesting that the court determine the fair market value of the shares and/or whether the shares are dissenting shares.

Termination of Dissenting Stockholder Status. Dissenting shares lose their status as dissenting shares and the holders thereof lose the right to require us to purchase their shares if, among other things, any of the following events occur:

•

we abandon the merger (upon abandonment of the merger, Document Sciences will pay on demand to any dissenting stockholder who has initiated proceedings in good faith under Chapter 13 of the CCC all necessary expenses incurred in such proceedings and reasonable attorneys’ fees);

•	the dissenting shares are transferred prior to their submission for endorsement as explained above;

•

the surviving corporation and the dissenting stockholder do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares and neither files a complaint or intervenes in a pending legal action within six months after the date on which notice of the approval by the outstanding shares was mailed to the stockholder; or

•	the dissenting stockholder, with the surviving corporation’s consent, withdraws the demand for purchase of the dissenting shares.

Purchases that Would Result in Insolvency. To the extent that the provisions of Chapter 5 of the CCC, which relates in part to a company’s ability to make distributions to its stockholders or to repurchase its capital stock, prevent the payment to any holders of dissenting shares of their fair market value, such stockholders will become creditors of the surviving corporation for the amount that they otherwise would have received in repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5 of the CCC.

The foregoing is a brief summary of Chapter 13 of the CCC that sets forth the procedures for demanding statutory dissenters’ rights. This summary is qualified in its entirety by reference to Chapter 13 of the CCC, a copy of the text of which is attached hereto as Annex D. Failure to comply with all the procedures set forth in Chapter 13 of the CCC will result in the loss of a Document Sciences stockholder’s statutory dissenters’ rights under California law.

Delisting and Deregistration of Document Sciences Common Stock

If the merger is completed, our common stock will no longer be traded on the Nasdaq Capital Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Material United States Federal Income Tax Consequences of the Merger

General. The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of our common stock upon an exchange of their shares of our common stock for cash in the merger. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (“Code”), existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could materially alter the tax consequences expressed in this proxy statement. This discussion assumes that you hold our common stock as a capital asset for investment.

This section does not discuss all of the U.S. federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	traders;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are foreign persons (non-U.S. holders), including those who are not citizens or residents of the U.S.;

•	expatriates;

•	stockholders treated as partnerships for U.S. federal income tax purposes;

•	stockholders that have a functional currency other than the United States dollar;

•	stockholders who do not hold their Document Sciences stock as a capital asset within the meaning of Section 1221 of the Code;

•	banks, mutual funds, financial institutions or insurance companies;

•	stockholders who acquired their Document Sciences stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•

stockholders who hold their Document Sciences stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale;

•	stockholders who acquired their Document Sciences shares through Document Sciences Corporation 2007 Employee Stock Purchase Plan, 401(k) plan, deferred compensation plan or other retirement plan; or

•	stockholders whose Document Sciences stock is “qualified small business stock” for purposes of Section 1202 of the Code or “small business stock” for purposes of Section 1244 of the Code.

This summary does not address the tax consequences of the merger under state, local and foreign laws or under U.S. federal tax law other than income tax law. In addition, the following discussion does not address the tax consequences of transactions effectuated before, after, or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, the exercise or cancellation of options, warrants or similar rights to purchase stock.

As used in this proxy statement, a “U.S. holder” means a holder of our common stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in the United States or under the law of the United States or any state within the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Consequences of the merger to our stockholders. The receipt of cash by a U.S. holder in exchange for our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in our common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held our common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

Backup withholding A U.S. holder may be subject to federal income tax backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

•	is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact; or

•

provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

To prevent backup withholding and possible penalties, you should complete and sign the substitute Form W-9 included in the letter of transmittal, which will be sent to you if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Stockholders other than U.S. holders may be required to establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY), as applicable. If withholding is made and results in an overpayment of taxes by a non-U.S. holder, a refund may be obtained, provided that the required information is furnished to the IRS.

We strongly urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws, in view of your particular circumstances.

THE MERGER AGREEMENT

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference in this proxy statement and attached to this proxy statement as Annex A. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about Document Sciences or EMC. Such information can be found elsewhere in this proxy statement and in other public filings made by Document Sciences and EMC with the Securities and Exchange Commission, which are available without charge at www.sec.gov or as more fully described in the section titled “Where You Can Find Additional Information.” Our stockholders are urged to read the full text of the merger agreement in its entirety.

The Merger. Under the terms of the merger agreement, Esteem Merger Corporation, a wholly-owned subsidiary of EMC, will merge into Document Sciences and following completion of the merger Document Sciences will be a wholly-owned subsidiary of EMC.

Effective Time. Unless the parties agree otherwise, the completion of the merger will occur within three business days following the satisfaction or waiver of all of the closing conditions contained in the merger agreement or at such other time as the parties may agree. The merger will become effective upon the later of (i) acceptance by the Delaware Secretary of State of the parties’ filing of a certificate of merger, or (ii) a subsequent time of effectiveness that the parties agree to and specify in the certificate of merger. We are working with EMC to complete the merger as soon as practicable and are targeting completion of the merger during the first quarter of calendar year 2008. However, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Merger Consideration. Immediately prior to the effective time of the merger, any shares of Document Sciences capital stock held by Document Sciences itself or by EMC (other than shares held in a trust, fiduciary, or nominee capacity as a result of debts previously contracted) will be automatically canceled and cease to exist and no consideration will be paid for such shares. At the effective time of the merger, each other outstanding share of our common stock will be canceled and automatically converted into the right to receive $14.75 in cash, without interest and less applicable withholding taxes. The per share merger consideration will be equitably adjusted in the event of any stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, recapitalization or exchange of shares with respect to our common stock that occurs prior to the effective time of the merger.

Dissenting Shares. Pursuant to the terms of the merger agreement, shares of Document Sciences capital stock outstanding immediately prior to the effective time of the merger and held by a holder who has not voted in favor of the merger or consented thereto in writing and who has properly demanded and perfected appraisal rights under Section 262 of the DGCL, will not be converted into or be exchangeable for the right to receive the $14.75 per share consideration otherwise payable with respect to such shares, unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. If, after the effective time, any such holder fails to perfect or withdraws or loses his, her or its right to appraisal, such holder’s shares will be treated as if they had been converted as of the effective time of the merger into the right to receive $14.75 per share in cash, without interest. Document Sciences has agreed to give EMC reasonably prompt notice of any demands received by us for appraisal of Shares pursuant to the DGCL and the opportunity to participate in all negotiations and proceedings with respect to such demands. Document Sciences has also agreed that prior to the effective time of the merger, we will not, except with the prior written consent of EMC, make any payment with respect to, or settle or offer to settle, any such demands.

Equity Plans. As of the record date, 1,774,326 options to purchase the capital stock of Document Sciences were issued and outstanding. At the effective time of the merger, each outstanding option to purchase our stock (whether vested or unvested) will be deemed fully vested and be cancelled, and each holder of such option will be entitled to receive in exchange for such option an amount in cash equal to the product of (a) the number of shares for which such option is exercisable and (b) the excess of the per share price of $14.75 to be paid with respect to our common stock in the merger over the exercise price of such option for each share represented by such option, less any applicable tax withholdings.

As of the record date, 140,243 unvested shares of restricted stock of Document Sciences were issued and outstanding. Under the terms of the merger agreement, as of the effective time, each issued and outstanding share of restricted stock (whether vested or unvested) will be cancelled and be converted into the right to receive the per share price of $14.75 to be paid with respect to our common stock in the merger, less any applicable tax withholdings.

The rights of the participants in the ESPP with respect to any offering period under the ESPP that was underway immediately prior to the date of execution of the merger agreement will be determined by treating the date that was fifteen business days after the date of execution of the merger agreement as the last day of such offering period and by making any other pro-rata adjustments necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. We have agreed with EMC that no offering period under the ESPP will commence on or after the date of execution of the merger agreement.

Exchange of Stock Certificates. As promptly as practicable following the completion of the merger, the paying agent will mail to each holder of record of our common stock that was issued and outstanding immediately prior to the effective time of the merger a letter of transmittal, which will include instructions for surrender of certificates that represent shares of our common stock in exchange for the merger consideration. These instructions will also explain what to do in the event that a certificate has been lost, stolen or destroyed. The letter of transmittal will specify that delivery of stock certificates, as the case may be, will be effected and the risk of loss and title to your stock certificates will pass only upon the receipt of the certificates by the paying agent together with a properly completed and validly executed letter of transmittal. Until surrendered, each stock certificate will be deemed to represent only the right to receive, upon its surrender, the merger consideration into which the shares of our common stock previously represented by such certificate have been converted. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate.

Representations and Warranties. The merger agreement contains representations and warranties of Document Sciences and EMC customary for agreements of this nature with regard to their respective businesses, financial condition and other facts pertinent to the merger. The representations made by us relate to the following:

•	our corporate organization and other corporate matters;

•	our authorization, execution, delivery and performance and the enforceability of the merger agreement and the merger;

•	required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons, relating to the merger agreement and related matters;

•	our capital structure and outstanding securities;

•

documents filed by us with governmental and regulatory authorities, including the SEC, the accuracy of the financial statements and other information contained in those documents, our disclosure and internal controls and procedures, and the absence of certain liabilities;

•	the accuracy of the information included in this proxy statement;

•

absence of changes or certain events involving Document Sciences since September 30, 2007, including any occurrence of a “material adverse effect” (as that term is defined in the merger agreement and described below in the section captioned “The Merger Agreement—Definition of Material Adverse Effect”) on Document Sciences;

•	our compliance with laws and our receipt of and compliance with governmental permits and licenses to hold our assets and conduct our business;

•	pending or threatened litigation, or claims that could give rise to litigation, involving us;

•

our employee benefit plans, matters relating to the Employee Retirement Income Security Act and other matters concerning employee benefits (including certain foreign employee benefits) and employment agreements;

•	labor matters;

•	our insurance policies;

•	our leases for real property;

•	our intellectual property;

•	our filing of tax returns, payment of taxes and other tax matters;

•	environmental matters;

•	our compliance with material contracts, and the extent of our obligations thereunder;

•	the inapplicability of anti-takeover statutes and regulations and the inapplicability of our stockholder rights plan to the merger agreement and the merger;

•	our relationship with customers and suppliers;

•	any interest of our officers, directors, employees or stockholders in transactions to which we are or were a party or in entities that compete against us;

•

the receipt by our special committee and board of directors of an opinion from RBC as to the fairness of the merger consideration, from a financial point of view, to the Document Sciences stockholders; and

•	the absence of brokers other than RBC.

In the merger agreement, EMC and Esteem Merger Corporation made representations and warranties to us relating to the following:

•	their respective corporate organization and other corporate matters;

•	their respective authorization, execution, delivery and performance and the enforceability of, the merger agreement and the merger;

•	required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons relating to the merger agreement and related matters;

•	the accuracy of the information that they have supplied to us for inclusion in this proxy statement;

•	EMC’s possession of sufficient funds to satisfy its obligations under the merger agreement;

•	the absence of any liabilities of Esteem Merger Corporation other than nominal liabilities incurred in connection with the transactions contemplated by the merger agreement;

•	pending or threatened litigation involving them that could prevent or impede the completion of the merger;

•	EMC’s status as an entity that is majority owned and controlled by U.S. citizens or entities organized under the laws of a State of the U.S. and whose business is administered principally in the U.S.;

•	the absence of ownership by EMC or Esteem Merger Corporation of any of our stock that causes them to be an interested stockholder under Delaware business combination statutes; and

•	the absence of brokers.

The assertions embodied in our representations and warranties summarized above are qualified by information in a confidential disclosure schedule that we provided EMC in connection with the signing of the merger agreement. The disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties of Document Sciences contained in the merger agreement, including certain nonpublic information. Accordingly, you should not rely on our representations and warranties as characterizations of the actual state of facts, since they are modified in part by the underlying disclosure schedule. Moreover, information concerning the subject matter of our representations and warranties may have changed since the date of the merger agreement and the representations and warranties will not reflect any such subsequent changes in facts.

Definition of Material Adverse Effect. Several of the representations and warranties made by us and EMC in the merger agreement and certain conditions to EMC’s performance of its obligations under the merger agreement are qualified by reference to whether the item in question would have a “material adverse effect” on us or EMC, as the case may be.

The merger agreement provides that a “material adverse effect,” with respect to Document Sciences, means any event, change, circumstance, effect or state of facts that is, or would reasonably be expected to be, materially adverse to (i) the business, financial condition or results of operations of Document Sciences and our subsidiaries, taken as a whole or (ii) the ability of the Document Sciences to perform, in all material respects, our obligations under the merger agreement or to consummate the transactions contemplated thereby. However, except to the extent otherwise set forth below, “material adverse effect” does not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following:

(a)	the industry and markets in which Document Sciences and our subsidiaries operate generally;

(b)	general economic or political conditions (including those affecting the securities markets);

(c)	the public announcement or pendency of the merger agreement (including any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities);

(d)	the failure of Document Sciences to meet projections of earnings, revenues or other financial measures (whether such projections were made by Document Sciences or independent third parties), in and of itself;

(e)	any change in Document Sciences’ stock price or trading volume, in and of itself;

(f)	acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters, acts of God or other events not within the reasonable control of Document Sciences) occurring after the date of execution of the merger agreement;

(g)	any changes in applicable laws, regulations or accounting rules; or

(h)	the taking of any action required by the merger agreement or specifically consented to in writing by EMC or Esteem Merger Corporation.

In the cases of paragraphs (a), (b), (f) and (g) above, to the extent such circumstance, change, development, event or state of facts has had a materially disproportionate effect on Document Sciences and our subsidiaries in comparison to other companies in the same industry as Document Sciences, such circumstance, change, development, event or state of facts will be considered in the determination of the occurrence of a “material adverse effect.”

Covenants Relating to the Conduct of Our Business. During the period between the date of the merger agreement and the effective time of the merger, we have agreed with EMC that we will conduct our business in the ordinary course in all material respects (except as expressly contemplated by the merger agreement or otherwise consented to by EMC), and that we will use our commercially reasonable efforts to preserve intact, in all material respects, our business organization.

Prior to the effective time of the merger, we have agreed not to do any of the following, nor to permit our subsidiaries to do any of the following (except as contemplated by the merger agreement or consented to in writing by EMC):

•	amend or otherwise change our certificate of incorporation or bylaws or equivalent organizational documents;

•

issue or sell any shares of our capital stock (except in connection with the exercise of stock options granted under Document Sciences’ option plans), or any options, warrants, convertible securities or other rights of any kind to acquire any such shares;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of our capital stock, except for dividends by any direct or indirect wholly owned subsidiary of the Document Sciences to Document Sciences;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of our capital stock or make any other change with respect to our capital structure;

•

acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business, in each case that is material, individually or in the aggregate, to Document Sciences and our subsidiaries taken as a whole;

•	except for the merger, approve a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of Document Sciences or any of our subsidiaries;

•	incur any indebtedness for borrowed money or issue any debt securities in excess of $25,000 individually or $100,000 in the aggregate;

•

enter into any contract, agreement or arrangement that would be a material contract if entered into prior to the date of execution of the merger agreement, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors or clients but excluding any contract that materially limits or restricts the ability of Document Sciences or any of our subsidiaries to compete in any geographic area or line of business or restricts the persons to whom Document Sciences or any of our subsidiaries may sell products or deliver services);

•	terminate (prior to expiration) or amend any material contract;

•	authorize any capital expenditure in any manner not reflected in the capital budget of Document Sciences provided to EMC on the date of execution of the merger agreement;

•	fail to exercise any rights of renewal with respect to any material leased real property that by its terms would otherwise expire;

•

grant or announce any increase in the salaries, bonuses or other benefits payable by Document Sciences or any of our subsidiaries to any of our employees or the employees of our subsidiaries, other than as required by law, pursuant to any plans, programs or agreements existing on the date of execution of the merger agreement (including the 2007 Executive Bonus Plan) or other ordinary increases for non-executive employees, in amounts and in a manner consistent with the past practices of Document Sciences or such subsidiary;

•	make any change in any method of accounting or accounting or tax practice or policy, except as required by GAAP;

•

other than as required by applicable law: (i) make or change any material tax election; (ii) settle or compromise any material tax liability; (iii) agree to an extension of a statute of limitations in respect of taxes; (iv) file any amended tax return; (v) fail to file any tax return when due or fail to cause such tax returns when filed to be complete and accurate in all material respects; (vi) fail to pay any amount of taxes when due; or (vii) enter into any material agreement relating to taxes;

•

make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to our employees in the ordinary course of business consistent with past practice) to, any person (other than a subsidiary of Document Sciences in the ordinary course of business) in excess of $5,000; or

•	settle or compromise any litigation, proceeding or investigation material to Document Sciences and our subsidiaries taken as a whole.

We have also agreed that prior to the effective time of the merger, we will deliver to EMC evidence that we have terminated all of our obligations under, and that all encumbrances have been released in connection with, our Loan and Security Agreement with Silicon Valley Bank, dated as of June 8, 2007. In addition, we have agreed that prior to the effective date of the merger, we will not amend the Amended and Restated Management Incentive Retention Plan.

Acquisition Proposals by Third Parties. We have agreed that neither we nor any of our subsidiaries will, nor will we authorize or permit any of our respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by us to, directly or indirectly:

•

solicit, initiate or knowingly take any action designed to facilitate the submission of any acquisition proposal (as defined in the merger agreement and described below in the section captioned “The Merger Agreement—Definitions of Acquisition Proposal and Superior Proposal”);

•

engage in any discussions or negotiations with, or furnish any nonpublic information relating to us or any of our subsidiaries to, any third party that to our knowledge is seeking to make, or has made, an acquisition proposal; or

•	enter into any agreement with respect to any acquisition proposal.

We have also agreed that we will immediately cease and terminate any existing activities, discussions or negotiations with any persons that were conducted by us prior to the date of the merger agreement with respect to any acquisition proposal.

Even though we have agreed to the provisions described above relating to the non-solicitation of acquisition proposals, our board of directors may:

•	take and disclose to our stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or

•

make any disclosure to our stockholders, if, based on advice from outside counsel, our board of directors determines in good faith that failing to do so would be reasonably likely to violate its fiduciary duty under applicable laws.

Furthermore, notwithstanding the foregoing restrictions with respect to acquisition proposals by third parties, at any time prior to obtaining stockholder approval and adoption of the merger proposal, we or our board of directors, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning our businesses, properties or assets (including those of our subsidiaries) to any person or group including furnishing nonpublic information pursuant to an appropriate confidentiality agreement, and may engage in discussions and negotiations with such person or group concerning an acquisition if, and only if:

•

such person or group has, after the date of execution of the merger agreement, submitted an unsolicited acquisition proposal which our board of directors determines in good faith is reasonably likely to result in a superior proposal (as defined in the merger agreement and described below in the section captioned “The Merger Agreement—Definitions of Acquisition Proposal and Superior Proposal”); or

•

our board of directors determines in good faith, based upon advice of outside counsel, that failing to do so would be reasonably likely to violate its fiduciary duties to our stockholders under applicable laws.

We have agreed that we will immediately advise EMC of any proposal or inquiry received by us with respect to any acquisition proposal.

Additionally, we have agreed with EMC that neither the special committee nor our board of directors may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to EMC, the approval or recommendation of the special committee and our board of directors of the merger agreement or the transactions contemplated thereby, (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal, or (iii) enter into any agreement with respect to any acquisition proposal unless:

•	we have received a superior proposal; or

•

our board of directors has determined in good faith, based upon advice of outside counsel, that failing to take such action would be reasonably likely to constitute a breach of its fiduciary duties to our stockholders under applicable laws.

However, no such action may be taken by us in response to a superior proposal until after the third business day following EMC’s receipt of written notice from us advising EMC that our board of directors intends to take such action and specifying the terms and conditions of such superior proposal. Furthermore, in determining whether to take such action in response to a superior proposal, our board of directors must take into account any changes to the terms of the merger agreement proposed by EMC in response to our intention to take such action or otherwise, in determining whether such third party acquisition proposal still constitutes a superior proposal.

Definitions of Acquisition Proposal and Superior Proposal. For purposes of the merger agreement (and this summary), “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any proposal or offer from a third party to acquire beneficial ownership of all or a material portion of the assets of Document Sciences or any of our material subsidiaries or 50% or more of any class of equity securities of Document Sciences or of any such subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either Document Sciences or any such subsidiaries.

For purposes of the merger agreement (and this summary), “superior proposal” means an unsolicited bona fide written acquisition proposal obtained after the date of execution of the merger agreement and not in breach of the merger agreement for at least a majority of the outstanding equity securities of Document Sciences or 50% or more of the consolidated assets of Document Sciences and our subsidiaries, and (i) on terms which our board of directors determines in good faith, after taking into account, among other things, all the terms and conditions of the acquisition proposal and the advice of our independent financial advisor, to be more favorable to our stockholders than those provided under the merger agreement taking into account at the time of determination any changes to the terms of the merger agreement that as of such time have been proposed by EMC, (ii) for which financing, to the extent required, is then committed or which in the good faith judgment of our board of directors is capable of being obtained by the third party making such acquisition proposal, and (iii) which, in the good faith judgment of our board of directors, is likely to be consummated.

Conditions to the Closing of the Merger. The merger will be completed only if certain conditions are satisfied or waived, including the following:

•	our stockholders must approve and adopt the merger agreement;

•	no court or other legal or regulatory order or statute, rule or regulation restricts or prohibits the merger; and

•	any waiting period (or extension thereof) under the HSR Act shall have expired or been terminated.

Additional Conditions to the Obligation of EMC and Esteem Merger Corporation. The obligations of EMC and Esteem Merger Corporation to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•

our representations and warranties contained in the merger agreement with respect to our authorization, execution, delivery and performance and the enforceability of the merger agreement and our capital structure and outstanding securities must be true and correct in all material respects both at the time of execution of the merger agreement and as of the closing date of the merger (or in the case of such representations and warranties that are made as of a specified date, such representations and warranties must be true and correct in all material respects as of such specified date);

•

our other representations and warranties contained in the merger agreement must be true and correct both when made and as of the closing date of the merger (or in the case of representations and warranties that are made as of a specified date, such representations and warranties must be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality”) do not, individually or in the aggregate, have a “material adverse effect” on Document Sciences;

•

we must have, in all material respects (except with respect to our covenant not to amend, modify, waive or alter any provision of, or accelerate, extend or defer any rights under the 2007 Executive Bonus Plan or the Amended and Restated Management Incentive Retention Plan for Select Employees, which shall be in all respects), performed all obligations and agreements and complied with all covenants and conditions required by the merger agreement to be performed or complied with by us prior to or at the closing of the merger; and

•	holders of not more than a specified percentage of Document Sciences’ outstanding capital stock have properly demanded appraisal rights under the DGCL.

Additional Conditions to Our Obligation. Our obligation to effect the merger is further subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•

the representations and warranties of EMC and Esteem Merger Corporation contained in the merger agreement must be true and correct both when made and as of the closing date of the merger (or in the case of representations and warranties that are made as of a specified date, such representations and warranties must be true and correct as of such specified date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality”) do not, individually or in the aggregate, result in any event, change, circumstance, effect or state of facts that is, or would reasonably be expected to be, materially adverse to the ability of EMC or Esteem Merger Corporation to perform, in all material respects, their respective obligations under the merger agreement or to consummate the transactions contemplated thereby; and

•

EMC and Esteem Merger Corporation must have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions required by the merger agreement to be performed or complied with by them prior to or at the closing of the merger.

Termination. The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by mutual written consent of the parties to the merger agreement, or by either EMC or us:

•

if the merger has not been completed by June 23, 2008, provided that the right to so terminate the merger agreement is not available to a party whose breach of the merger agreement has resulted in the failure of the closing to occur on or before that date;

•	if our stockholders fail to approve and adopt the merger agreement ; or

•

if a governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time, by EMC if:

•

we breach or fail to perform in any respect any of our representations, warranties or covenants contained in the merger agreement (other than with respect to a breach of our covenant to call a special meeting of our stockholders and to file with the SEC and disseminate to our stockholders this proxy, and our covenant not to solicit acquisition proposals, each of which are dealt with below) and such breach or failure to perform (i) would give rise to the failure of a condition to the obligation of EMC to complete the transaction, (ii) cannot be or has not been cured within 15 business days following delivery of written notice of such breach or failure to perform, and (iii) has not been waived by EMC;

•

we or our board of directors have (i) withdrawn, or modified or changed in a manner adverse to EMC, our or its approval or recommendation of the merger or the merger agreement, (ii)(A) approved, adopted, endorsed or recommended any acquisition proposal or (B) approved, adopted, endorsed or recommended, or entered into or allowed us or any of our subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an acquisition proposal, (iii) breached any of our obligations to call a special meeting of our stockholders and to file with the SEC and disseminate to our stockholders this proxy, or our covenant not to solicit acquisition proposals, or (iv) authorized or publicly proposed any of the foregoing; or

•	any of the general conditions to the closing or any of the conditions to EMC’s obligation to complete the transaction have become incapable of fulfillment prior to the June 23, 2008.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time, by us if:

•

EMC or Esteem Merger Corporation breaches or fails to perform in any respect any of their respective representations, warranties or covenants contained in the merger agreement and such breach or failure to perform (i) would give rise to the failure of a condition to our obligation to complete the transaction, (ii) cannot be or has not been cured within 15 business days following delivery of written notice of such breach or failure to perform, and (iii) has not been waived by us;

•	our board of directors has determined to accept a superior proposal in accordance with the provisions of the merger agreement; or

•	any of the general conditions to the closing or any of the conditions to our obligation to complete the transaction have become incapable of fulfillment prior to the June 23, 2008.

Termination Fee. The merger agreement requires that we pay EMC an aggregate termination fee of $3,000,000 if the merger agreement is terminated either (i) by us because our board of directors determines to accept a superior proposal in accordance with the terms of the merger agreement, or (ii) by EMC because we or our board of directors have (A) withdrawn, modified or changed in a manner adverse to EMC, our or its approval or recommendation of the merger or the merger agreement, (B)(1) approved, adopted, endorsed or recommended any acquisition proposal or (2) approved, adopted, endorsed or recommended, or entered into or allowed us or any of our subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an acquisition proposal, (C) breached any of our obligations to call a special meeting of our stockholders and to file with the SEC and disseminate to our stockholders this proxy, or our covenant not to solicit acquisition proposals, or (D) authorized or publicly proposed any of the foregoing.

Access to Information; Confidentiality. We have agreed to afford EMC and its officers, employees, agents, accountants, counsel and other representatives with reasonable access, upon reasonable notice, to all of our officers, employees, agents, accountants, counsel and other representatives and to our properties, offices, plants and other facilities, books and records, and to furnish EMC with such financial, operating and other data and information as it may reasonably request. Such access or furnishing of information must be conducted at EMC’s expense, during normal business hours, under the supervision of our personnel and in such a manner as not unreasonably to interfere with our normal operations or the normal operations of our subsidiaries. We have also agreed that we and EMC, respectively, will notify the other party of any communication received from any governmental authority relating to the matters that are the subject of the merger agreement and permit the other party to review in advance any proposed communication by such party to any governmental authority. All of these disclosures are governed by a confidentiality agreement, dated as of October 11, 2007, between EMC and Document Sciences.

Regulatory Approvals. The merger agreement obligates EMC and us to use our respective commercially reasonable efforts to obtain all consents and approvals and make all filings with and give all notices to governmental or regulatory entities or other parties required for the completion of the merger. One of the conditions to both Document Sciences’ and EMC’s obligations to complete the merger contained in the merger agreement is the expiration or termination of any applicable waiting period under the HSR Act and the rules under the HSR Act. On January 25, 2008, EMC and Document Sciences filed HSR Act notification forms with the Department of Justice and the Federal Trade Commission. The initial waiting period will expire on February 25, 2008 unless terminated earlier or extended by the issuance of a request for additional information and documentary materials.

We are not aware of any other regulatory approvals or actions that are required for completion of the merger.

Employee Matters. EMC has agreed for a period of one year following the effective time of the merger to provide, or cause to be provided, to our employees and the employees of our subsidiaries, compensation and employee benefits that, in the aggregate, are substantially the same as those provided to similarly situated employees of EMC. Additionally, EMC has agreed to provide, or cause to be provided, to any of our employees who are terminated during such one-year period following the effective time of the merger, severance benefits that, in the aggregate, are substantially the same as provided to similarly situated employees of EMC. From and after the effective time of the merger, EMC shall cause the surviving corporation of the merger and its subsidiaries, as applicable, to honor in accordance with the terms of existing employment, severance, change of control and salary continuation agreements between us or any of our subsidiaries and any current or former officer, director, employee or consultant of Document Sciences or any of our subsidiaries or group of such officers, directors, employees or consultants, in each case, to the extent we or any of our subsidiaries would have been required to perform such agreement. Under the merger agreement, EMC must also honor all unused vacation, holiday, sickness and personal days accrued by our employees and the employees of our subsidiaries under our policies and practices. Finally, EMC must provide each of our employees for purposes of eligibility, vesting and level of benefits (but not benefit accrual under any defined benefit pension plan) with credit for all service with Document Sciences and our affiliates under each employee benefit plan, policy, program or arrangement in which such employee is eligible to participate.

Brokers and Finders. EMC and we have represented to each other that no agent, broker, investment banker or financial advisor is or will be entitled to any fees or commissions in connection with the merger other than RBC (whose fees and expenses Document Sciences will pay), and that if the merger agreement is terminated prior to closing, we will indemnify each other for any claims, liabilities or obligations with respect to any such fees or commissions.

Director’s and Officer’s Indemnification. From and after the effective time of the merger, EMC will assume, and will cause the surviving corporation in the merger to (i) fulfill and honor, in all respects our obligations under all indemnification agreements that we have entered into with our current and former directors and officers prior to the closing date of the merger, and (ii) otherwise indemnify, defend and hold harmless each person who was at the time of execution of the merger agreement, at anytime prior to such date, or who becomes prior to the effective time of the merger, a director or officer of Document Sciences or any of our subsidiaries. EMC is also obligated to maintain our directors’ and officers’ liability insurance or purchase “tail period” coverage for a period of six years after the completion of the merger; provided the annual cost is not greater than 200% of our current annual premium, in which case EMC is obligated to provide as much insurance as may be purchased at such cost.

Notice. EMC and we have agreed to notify each other of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that will or is reasonably likely to result in any of the closing conditions contained in the merger agreement becoming incapable of being satisfied.

Expenses. Except for the termination fee payable under certain circumstances in a termination of the merger agreement, whether or not the merger is completed, EMC and we are each responsible for all of our respective costs and expenses incurred in connection with the merger.

Public Announcements. EMC and we have agreed to consult with each other prior to issuing or making, and will provide each other with a the opportunity to review and comment upon, any press releases or other public statements with respect to the transactions contemplated by the merger agreement, and we will not issue any such press release or make any such public statement without consulting with the other, except as may be required by applicable law, stock exchange or Nasdaq rule or applicable listing agreement.

Amendment, Extension and Waiver. The merger agreement may be amended by the parties at any time before or after our stockholders have approved and adopted the merger agreement, provided, that after the stockholders approve and adopt the merger agreement, no amendment of the merger agreement will be made which, by law or in accordance with the rules of the Nasdaq Stock Market, requires further approval and adoption by our stockholders, unless so approved and adopted by our stockholders.

At any time prior to the effective time of the merger, any party may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties made to such party in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver must be in writing and signed on behalf of such party to be valid. Any delay in exercising any right provided to a party under the merger agreement will not constitute a waiver of such right.

ADJOURNMENT OF THE SPECIAL MEETING

(Proposal 2)

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve any adjournments of the special meeting if there are not sufficient votes to approve and adopt the merger agreement at the time of the special meeting or any adjournment or postponement of that meeting. Even though a quorum may be present at the special meeting or any such adjournment or postponement, it is possible that we may not have received sufficient votes to approve and adopt the merger agreement by the time of the special meeting or such adjournment or postponement. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of our common stock present or represented at the special meeting and entitled to vote on the proposal.

To allow the proxies that have been received by us at the time of the special meeting to be voted for an adjournment, if determined necessary by Document Sciences, we are submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. Our board recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise indicated on the proxies. If the special meeting is adjourned for 30 days or less, we are not required to give notice of the time and place of the adjourned meeting unless our board fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval and adoption of the merger agreement proposal in the event that there are insufficient votes to approve and adopt that proposal. Our board retains full authority to the extent set forth in our bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any of our stockholders.

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently quoted on the Nasdaq Capital Market under the symbol “DOCX.” This table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on the Nasdaq Capital Market:

	Price Per Share
	High	Low
Fiscal Year ended December 31, 2005
March 31, 2005	$6.75	$4.66
June 30, 2005	$7.83	$5.24
September 30, 2005	$8.20	$6.25
December 31, 2005	$8.12	$6.40

Fiscal Year ended December 31, 2006
March 31, 2006	$8.00	$6.12
June 30, 2006	$7.40	$5.54
September 30, 2006	$6.43	$5.55
December 31, 2006	$6.90	$5.72

Fiscal Year ending December 31, 2007
March 31, 2007	$7.25	$6.00
June 30, 2007	$6.56	$5.80
September 30, 2007	$13.27	$6.00
December 31, 2007	$14.51	$7.15

On December 26, 2007, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $8.24. On February 4, 2008, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $14.56.

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of February 5, 2008, with respect to the beneficial ownership of Document Sciences common stock by (i) all persons known by us to be the beneficial owners of more than 5% of the issued and outstanding common stock of Document Sciences (ii) each director of Document Sciences, (iii) each of our five highest paid executive officers, and (iv) all executive officers and directors of Document Sciences as a group.

	Common Stock
Name and Addresses (1)	Number of Shares Owned (2)	Rights to Acquire (3)	Shares Beneficially Owned (4)	Percentage Beneficially Owned (4)
Principal Stockholders
Kevin C. Howe (5) 5416 Arbor Hollow McKinney, TX 75070	210,112	—	210,112	4.89%

E. Jeffrey Peierls (6) c/o U.S. Trust Company of N.Y. 114 West 47th Street New York, NY 10036	349,100	—	349,100	8.12%

Thomas Satterfield, Jr. (7) 2609 Caldwell Mill Lane Birmingham, AL 35243	236,996	—	236,996	5.51%

Wedbush, Inc. (8) 1000 Wilshire Blvd. Los Angeles, CA 90017	329,696	—	329,696	7.67%

Directors
John L. McGannon	134,200	250,000	384,200	8.44%
Thomas L. Ringer (9)	394,516	265,000	659,516	14.45%
Ronald S. Beard	5,500	60,000	65,500	1.50%
Margaret A. Breya	9,000	—	9,000	0.21%
Barton L. Faber	111,332	320,000	431,332	9.34%
J. Douglas Winter	238,353	20,000	258,353	5.98%
Colin J. O’Brien	17,600	150,000	167,600	3.77%

Additional Named Executive Officers
Todd W. Schmidt	1,875	1,875	3,750	0.09%
Nasser S. Barghouti	207,117	20,000	227,117	5.26%
Tao Ye	216,488	20,000	236,488	5.47%

All directors and executive officers as a group (12 persons)	1,409,789	1,326,250	2,736,039	48.63%

(1)	Unless otherwise indicated, the address of each of the individuals or entities named above is: c/o Document Sciences Corporation, 5958 Priestly Drive, Carlsbad, California 92008.

(2)	Includes shares for which the named person has sole or shared voting or investment power. Excludes shares that may be acquired through stock option exercises.

(3)	Shares that can be acquired through stock options that are exercisable and restricted stock that vests on or before April 5, 2008.

(4)

The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within sixty days of February 5, 2008, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. The applicable percentage is based on 4,298,203 shares of our common stock issued and outstanding as of January 29, 2008.

(5)	Kevin C. Howe exercises voting and dispositive power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures, which is the General Partner of Mercury IV and Mercury V. Includes 45,000 shares owned by Mercury IV, 158,000 shares owned by Mercury V and 7,112 shares owned by Mr. Howe directly. This information is based on a Schedule 13G filed by Kevin C. Howe with the Securities and Exchange Commission on April 10, 2007.

(6)	The Peierls Foundation, Inc., E. Jeffrey Peierls, Brian E. Peierls, Malcolm A. Moore, Ethel F. Peierls Trust for Brian E. Peierls, Ethel F. Peierls Trust for E. Jeffrey Peierls, Jennie N. Peierls Trust for Brian E. Peierls, Jennie N. Peierls Trust for E. Jeffrey Peierls and U.S. Trust Company of N.Y. are each reporting persons with respect to the shares shown as beneficially owned and report varying amounts of sole and shared voting and dispositive power over such shares. This information is based on a Schedule 13G filed with the Securities and Exchange Commission on May 23, 2003.

(7)	Thomas A. Satterfield, Jr., individually and as power of attorney for A.G. Family LP, David A. Satterfield, Jeanette P. Satterfield and Margarette M. Satterfield, has shared voting and dispositive power with respect to the shares shown as beneficially owned. Thomas A. Satterfield, Jr. has (i) sole voting and sole dispositive power over 54,000 shares and 236,996 shares, and (ii) shared voting and shared dispositive power over 182,996 shares, respectively. This information is based on a Schedule 13G/A filed by Thomas A. Satterfield, Jr. with the Securities and Exchange Commission on February 1, 2006.

(8)	Wedbush, Inc., Edward W. Wedbush and Wedbush Morgan Securities, Inc. have shared voting and dispositive power with respect to the shares shown as beneficially owned. Each of Wedbush, Inc., Edward W. Wedbush and Wedbush Morgan Securities, Inc. have: (i) sole voting and sole dispositive power over 164,588 shares, 92,334 shares and 12,339 shares, respectively, (ii) shared voting power over 269,261 shares, and (iii) shared dispositive power over 329,696 shares. This information is based on a Schedule 13G/A filed by Wedbush, Inc. with the Securities and Exchange Commission on February 13, 2007.

(9)	Mr. Ringer is the Vice Chairman of the Board of Directors of Wedbush Morgan Securities, Inc. and has been attributed the beneficial ownership of the 329,696 shares reported as beneficially owned by Wedbush Morgan Securities, Inc. Mr. Ringer disclaims beneficial ownership of the 329,696 shares reported as beneficially owned by Wedbush Morgan Securities, Inc. In addition, pursuant to a trust, Mr. Ringer and his spouse share voting and investment powers as co-trustees with respect to 64,820 shares of our common stock shown as beneficially owned.

STOCKHOLDER PROPOSALS

We will not hold an annual meeting of stockholders in 2008 if the merger is completed because we will no longer be a publicly held company. However, if the merger agreement is terminated for any reason, we expect to hold our regularly scheduled annual meeting of stockholders in 2008. If an annual meeting of stockholders is held:

•

any proposal you intend to submit for inclusion in our proxy statement and form of proxy must be received by us by March 9, 2008 and satisfy the other conditions set forth in our bylaws and the SEC rules; and

•

any proposal that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal, addressed to the Secretary at our principal executive offices, no later than 90 days prior to the annual meeting; provided that prior notice or public disclosure of the annual meeting has been given or made at least 100 days prior to the annual meeting. If prior notice or public disclosure of the meeting has not been given at least 100 days prior to the meeting, the proposal must be received by the tenth day following the date of public disclosure of the meeting.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission and EMC files annual and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we and EMC file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at www.sec.gov.

EMC has supplied all information contained in this proxy statement relating to EMC and Esteem Merger Corporation and we have supplied all such information relating to us and the merger.

Our stockholders should not send in their certificates for our common stock until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash following the completion of the merger should call the paying agent, whose contact information will be included in the letter of transmittal.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February 5, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

EMC CORPORATION,

ESTEEM MERGER CORPORATION

and

DOCUMENT SCIENCES CORPORATION

Dated as of December 26, 2007

A-i

TABLE OF CONTENTS—(Continued)

A-ii

TABLE OF CONTENTS—(Continued)

EXHIBITS
Exhibit A	–	Certificate of Merger
Exhibit B	–	2007 Executive Bonus Plan
Exhibit C	–	Amended and Restated Management Incentive Retention Plan

SCHEDULES
Schedule 1.1(a)	–	Knowledge Parties
Schedule 5.1(j)	–	Company Budget
Schedule 5.8(g)	–	Re-issuance of Certain Restricted Stock Award Agreements
Schedule 6.3(d)	–	Consents
Schedule 6.3(e)	–	Percentage of Holders Demanding Appraisal Rights

DISCLOSURE SCHEDULES
Schedule 3.1(a)	–	Subsidiaries; Foreign Jurisdiction Qualification
Schedule 3.3(a)(ii)	–	Consents to Material Contracts
Schedule 3.4(b)	–	Option Plans
Schedule 3.7	–	Exceptions to Absence of Changes
Schedule 3.8	–	Exceptions to Compliance with Law
Schedule 3.9	–	Litigation
Schedule 3.10(a)	–	Employee Plans
Schedule 3.10(g)	–	Payments Triggered by Agreement
Schedule 3.12	–	Material Insurance Policies
Schedule 3.13(b)	–	Leased Real Property
Schedule 3.14(a)	–	Intellectual Property
Schedule 3.14(d)	–	Third Party Infringement
Schedule 3.14(e)	–	Intellectual Property Contracts, Licenses and Agreements
Schedule 3.14(g)	–	Open Source Code
Schedule 3.14(h)	–	Assignment of Inventions and Confidentiality Agreements
Schedule 3.15(j)	–	Limitations on Utilization of NOL
Schedule 3.17	–	Material Contracts
Schedule 3.19	–	Ten Largest Customers

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 26, 2007 (this “Agreement”), is by and among EMC CORPORATION, a Massachusetts corporation (“Parent”), ESTEEM MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and DOCUMENT SCIENCES CORPORATION, a Delaware corporation (the “Company”).

RECITALS

A. The board of directors of the Company (the “Company Board”) and the boards of directors of each of Parent and Merger Sub have (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein is advisable, fair and in the best interests of their respective stockholders and (ii) approved the Merger upon the terms and conditions set forth in this Agreement pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

B. The Company Board has resolved to submit this Agreement to a vote of the stockholders of the Company and, subject to the terms hereof, to recommend approval of this Agreement to the stockholders of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its material Subsidiaries or 50% or more of any class of equity securities of the Company or any of such Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of such Subsidiaries.

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate”, with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of the immediately preceding sentence, the term “control” (including the terms “controlling,” “controlled by” and “under common control with,” with their respective correlative meanings), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2007 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q, as amended, for the fiscal quarter ended September 30, 2007.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Stock Plan” means the ESPP, the Document Sciences Corporation Amended and Restated 2004 Stock Incentive Plan, the Document Sciences Corporation 1995 Stock Incentive Plan and any other plan or arrangement, including the Stock Option and Restricted Stock Plan and Agreement with Edward Calnan, dated as of September 16, 2006, providing for the grant or award of Shares, restricted stock, Options or other equity-based awards.

“ESPP” means the 2007 Employee Stock Purchase Plan, as amended from time to time.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any federal, state, local or foreign governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, and applications to register any of the foregoing; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration; and (iv) confidential and proprietary information, including trade secrets and know-how.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge”, with respect to the Company, means the actual knowledge of the officers listed on Schedule 1.1(a) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Liabilities” means any losses, liabilities, obligations, debts, duties, claims, damages or expenses, including the transaction fees relating to the consummation of the transactions contemplated by this Agreement and the payments arising under the Company’s Management Incentive Retention Plan for Select Employees that became effective on September 12, 2007.

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is, or would reasonably be expected to be, materially adverse to (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform, in all material respects, its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following: (A) the industry and markets in which the Company and its Subsidiaries operate generally, (B) general economic or political conditions (including those affecting the securities markets), (C) the public announcement or pendency of this Agreement (including any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities), (D) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself, (E) any change in the Company’s stock price or trading volume, in and of itself, (F) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters, acts of God or other events not within the reasonable control of the Company) occurring after the date hereof, (G) any changes in applicable laws, regulations or accounting rules, or (H) the taking of any action required by this Agreement or specifically consented to in writing by Parent or Merger Sub; except, in the cases of clauses (A), (B), (F) and (G), to the extent such circumstance, change, development, event or state of facts has had a materially disproportionate effect on the Company and its Subsidiaries in comparison to other companies in the same industry as the Company.

“Merger Consideration” means the sum of (i) the aggregate Per Share Merger Consideration for all outstanding Shares and (ii) the amount payable with respect to all outstanding Options.

“Option” means each outstanding option to purchase Shares.

“Parent Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is, or would reasonably be expected to be, materially adverse to the ability of Parent or Merger Sub to perform, in all material respects, their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

“Per Share Merger Consideration” means an amount equal to $14.75 per Share.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) pledges, deposits or other liens securing the performance of trade contracts, leases, statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), surety, customs and appeal bonds or other obligations of like nature, incurred in the ordinary course of business, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (v) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets of the Company and its Subsidiaries taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Related Party” means any beneficial owner of five percent (5%) or more of the Shares, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the Securities Act), or (with respect to such persons that are natural persons) any member of his or her immediate family.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Rights” shall have the meaning ascribed to such term in the Rights Agreement.

“Rights Agreement” means that certain Rights Agreement between the Company and U.S. Stock Transfer Corporation, as Rights Agent, dated May 11, 2001.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Shares” means the shares of Company Common Stock, together with the associated Rights.

“Subsidiary” of any Person means any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person, as well as any Person, the accounts of which would be consolidated with those of such first Person in such first Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal obtained after the date hereof and not in breach of this Agreement for at least a majority of the outstanding equity securities of the Company or 50% or more of the consolidated assets of the Company and its Subsidiaries, and (i) on terms which the Company Board determines in good faith, after taking into account, among other things, all the terms and conditions of the Acquisition Proposal and the advice of the Company’s independent financial advisor, to be more favorable to the Stockholders in their capacity as such than those provided hereunder taking into account at the time of determination any changes to the terms of this Agreement that as of such time have been proposed by Parent, (ii) for which financing, to the extent required, is then committed or which in the good faith judgment of the Company Board is capable of being obtained by the Third Party making such Acquisition Proposal, and (iii) which, in the good faith judgment of the Company Board, is likely to be consummated.

“Taxes” means any and all taxes, customs, duties, governmental fees or other like assessments or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, and including any liability in respect of any of the foregoing payable by reason of assumption, operation of Law, transferee liability, by contract, pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of Law) or otherwise.

“Third Party” means any Person or group other than the Company, Parent, Merger Sub and their respective Affiliates.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Affected Employees	5.8(a)
Agreement	Preamble
Book-Entry Shares	2.12(d)
Bylaws	2.4
Certificate of Incorporation	2.4
Certificate of Merger	2.2(b)
Certificates	2.12(d)
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Company Board	Recitals
Company Recommendation Change	5.15(b)

Definition	Location
Company Recommendation Change Notice	5.15(b)
Company Registered Intellectual Property	3.14(a)
Company Stockholder Approval	3.2(a)
Confidentiality Agreement	5.9
D&O Indemnified Liabilities	5.12(a)
D&O Indemnified Parties	5.12(a)
DGCL	Recitals
Disclosure Schedules	Article III
Dissenting Shares	2.8
Effective Time	2.2(b)
Employee Plans	3.10(a)
Environmental Laws	3.16(i)
Environmental Permits	3.16(ii)
ERISA	3.10(a)
ERISA Affiliate	3.10(d)
Foreign Plans	3.10(f)
HSR Act	3.3(b)
Material Contracts	3.17
Material IP Contracts	3.14(e)
Merger	Recitals
Merger Sub	Preamble
Open Source Code	3.14(g)
Option Plans	3.4(b)
Parent	Preamble
Parent Nominee	8.1
Paying Agent	2.12(a)
Payment Fund	2.12(a)
Policies	3.12
Proxy Statement	3.6
Representatives	5.2(a)
Restricted Stock	2.10(a)
SEC Reports	3.5(a)
Stockholder	2.12(a)
Stockholders’ Meeting	5.3(a)
Surviving Corporation	2.1
Termination Date	7.1(b)(i)
Termination Fee	7.3
U.S.-Controlled Entity	4.8

Section 1.3 Interpretation. For purposes of this Agreement:

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement or in any Exhibit or Schedule (including the Disclosure Schedules) are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

(d) Any capitalized terms used in any Exhibit or Schedule (including the Disclosure Schedules) but not otherwise defined therein shall have the meaning as defined in this Agreement.

(e) All Exhibits and Schedules (including the Disclosure Schedules) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(f) The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

(g) All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Parent, and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the Liabilities of the Company will become the Liabilities of the Surviving Corporation.

Section 2.2 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Suite 1200, Irvine, California 92612, at 10:00 A.M., Los Angeles time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the parties may mutually agree in writing. The day on which the Closing takes place is referred to herein as the “Closing Date.”

(b) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit A to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is referred to herein as the “Effective Time.”

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL.

Section 2.4 Certificate of Incorporation and Bylaws. From and after the Effective Time, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (the “Certificate of Incorporation”), shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (the “Bylaws”), shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

Section 2.5 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Shares or any shares of capital stock of Merger Sub:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Sections 2.7(b) and 2.7(c), any shares of Restricted Stock and any Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration in cash, without interest;

(b) Each Share that is owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(c) Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than any Shares to be cancelled pursuant to Sections 2.7(b) and 2.7(c)) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected appraisal rights under Section 262 of the DGCL, if such Section provides for appraisal rights for such Shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the portion of the Merger Consideration otherwise payable with respect to such Shares unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled, without interest. The Company shall give Parent (a) reasonably prompt notice of any demands received by the Company for appraisal of Shares pursuant to the DGCL and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, such demands.

Section 2.9 Options. At the Effective Time, each outstanding Option (whether vested or unvested) shall be deemed fully vested and shall be cancelled, and each holder of an Option shall be entitled to receive in exchange therefore an amount in cash equal to the product of (a) the number of Shares for which such Option is exercisable and (b) the excess of the Per Share Merger Consideration over the per Share exercise price of such Option for each Share represented by such Option, less applicable Tax withholdings.

Section 2.10 Restricted Stock.

(a) As of the Effective Time, each issued and outstanding share of restricted stock (whether vested or unvested) purchased or granted under any Company Stock Plan (the “Restricted Stock”) shall be cancelled and be converted into the right to receive the Per Share Merger Consideration (subject to applicable withholding taxes) payable with respect to the number of Shares represented by each such share of Restricted Stock.

(b) Prior to the Effective Time, the Company shall use all commercially reasonable efforts to obtain all consents and make all amendments, if any, to the terms of the Company Stock Plans and each outstanding Restricted Stock award agreement, and shall take all other actions within its control that are necessary to give effect to the provisions of this Section 2.10.

Section 2.11 Employee Stock Purchase Plan. The rights of the participants in the ESPP with respect to any offering period underway immediately prior to the date hereof under the ESPP shall be determined by treating the date that is fifteen (15) Business Days after the date hereof as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. No offering period shall commence on or after the date of this Agreement. Prior to the Effective Time, the Company shall take all actions (including the termination of the ESPP effective as of the Effective Time and, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the limitations and transactions contemplated by this Section 2.11.

Section 2.12 Payment for Shares and Options.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the “Paying Agent”) pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 2.12 and otherwise reasonably satisfactory to the Company and Parent. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of holders of Shares (each, a “Stockholder”), cash in an amount sufficient to pay the Per Share Merger Consideration for all outstanding Shares (the “Payment Fund”). For purposes of determining the Merger Consideration to be made available, Parent shall assume that no Stockholder will perfect a right to appraisal of his Shares. If for any reason the Payment Fund is inadequate to pay the amounts to which Stockholders are entitled pursuant to this Section 2.12, Parent shall be liable for the payment thereof. The expenses of the Paying Agent shall be paid by Parent.

(b) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent or, after the Effective Time, the Surviving Corporation, in investments that are customary for transactions of similar nature and size as the Merger. Any interest and other income resulting from such investments shall be paid as directed by Parent or, after the Effective Time, the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(c) As part of the Merger Consideration, concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Company an amount necessary to make payment of the aggregate amounts due to holders of Options pursuant to Section 2.9, by wire transfer of immediately available funds. Promptly following the Effective Time, the Surviving Corporation shall make payments to holders of Options as set forth in Section 2.9.

(d) As promptly as practicable after the Closing Date (but in no event more than three (3) Business Days after the Closing Date), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (x) a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”) or (y) uncertificated Shares represented by book-entry (“Book-Entry Shares”), which, in each case, were converted into the right to receive the consideration described in Section 2.7(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, adherence to the procedures set forth in the letter of transmittal, and shall be in such form and have such other provisions as Parent or the Paying Agent reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment therefor. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal duly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive, in exchange therefor, promptly (but in no event more than ten (10) Business Days after such surrender) an amount in cash equal to (A) the Per Share Merger Consideration multiplied by (B) the number of Shares formerly represented by such Certificate, without interest and subject to deduction for any required withholding tax, and such Certificate shall, upon such surrender, be cancelled. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and that the Person requesting such payment shall have established to the satisfaction of Parent and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.12, any Certificate or Book-Entry Share (other than Certificates or Book-Entry Shares representing Shares described in Sections 2.7(b) and 2.7(c) and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than representing Shares described in Sections 2.7(b) and 2.7(c)) is presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) All cash paid upon conversion of the Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall cause to be paid by Paying Agent, in exchange for such lost, stolen or destroyed Certificate, the relevant portion of the Merger Consideration payable in respect thereof pursuant to Section 2.12(d) for Shares represented thereby; provided, however, that the Surviving Corporation or the Paying Agent may, in their discretion, as a condition precedent to instructing the Paying Agent, require the delivery of a satisfactory indemnification agreement and a bond in such sum as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim with respect to such Certificate.

(h) Any portion of the Payment Fund that remains unclaimed by holders of Shares two (2) years after the Effective Time shall be delivered to Parent on demand. Any such holders who have not exchanged their Shares pursuant to this Article II shall be entitled to look to Parent only as general creditors thereof with respect to any portion of the Merger Consideration payable in respect thereof, without interest. Notwithstanding anything to the contrary in this Section 2.12, none of the Paying Agent, Parent or the

Surviving Corporation shall be liable to any holder of a Certificate for Book-Entry Share or any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.13 Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.14 Adjustments. Notwithstanding the foregoing, but subject to Section 5.1, if, between the date of this Agreement and the Effective Time, any Shares shall be changed into a different number, class or series of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination or exchange of shares, then the Merger Consideration payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization. Each of the Company and its Subsidiaries (i) has all necessary corporate power and authority to own, lease and operate its properties and assets and carry on its business as it is now being conducted and (ii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failure that is not, individually or in the aggregate, a Material Adverse Effect. Schedule 3.1(a) of the Disclosure Schedules sets forth all of the Subsidiaries of the Company.

(b) The Company has heretofore furnished or made available to Parent a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.

Section 3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining approval of Stockholders to the extent required by the DGCL, the Company’s certificate of incorporation and the Company’s bylaws (“Company Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board. Except for obtaining Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company. This Agreement (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Company Board, at a meeting thereof duly called and held on December 26, 2007, (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and (ii) resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby, and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company, (ii) subject to obtaining such consents set forth in Schedule 3.3(a)(ii) of the Disclosure Schedules, materially violate, materially conflict with, or result in the material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.3(b) and the receipt of the Company Stockholder Approval, violate or conflict, in any material respect, with any Law applicable to the Company or by which any of its properties or assets are bound, or (iv) result in the creation of any material lien upon any of the properties or assets of the Company or any of its Subsidiaries, except liens that arise as a result of any facts or circumstances relating to Parent or any of its Affiliates.

(b) The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iv) any filings required under the rules of the Nasdaq Stock Market, (v) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede or delay the consummation of the transactions contemplated hereby, or (vi) as may be necessary as a result of any facts or circumstances relating to Parent or any of its Affiliates.

Section 3.4 Capitalization.

(a) The authorized and outstanding capital stock of the Company is as set forth on its consolidated balance sheet comprising a part of the most recent SEC Report. All of the Company’s issued and outstanding capital stock is validly issued, fully paid and non-assessable.

(b) Except as set forth in Schedule 3.4(b) of the Disclosure Schedules, there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The stock option plans listed on Schedule 3.4(b) of the Disclosure Schedules are hereinafter referred to as the “Option Plans.”

(c) Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person. Except as contemplated by this Agreement, there are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has duly filed with and furnished to the SEC all required reports, schedules, forms, certifications, prospectuses, registrations, proxy and other statements since January 1, 2005 (collectively, “SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each SEC Report complied as to form, at the time such SEC Report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated thereunder.

(b) The audited consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as maybe indicated in the notes thereto) and (except as amended or superseded by a filing prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. The Balance Sheet has been prepared in accordance with GAAP consistently applied during the period and at the date involved (except as maybe indicated in the notes thereto) and (except as amended or superseded by a filing prior to the date of this Agreement) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof.

(c) The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. To the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the Balance Sheet (including the notes thereto), (ii) incurred after the Balance Sheet Date in the ordinary course of business and that, individually or in the aggregate, have not had a Material Adverse Effect, or (iii) arising under this Agreement.

Section 3.6 Proxy Statement. The proxy statement of the Company to be filed with the SEC in connection with the solicitation of proxies from Stockholders at the Company Stockholders’ Meeting to consider this Agreement and the Merger or the information statement of the Company to be filed with the SEC and sent to such stockholders with respect to the Company Stockholders’ Meeting, as appropriate (such proxy statement or information statement, as amended or supplemented, the “Proxy Statement”), will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, the Proxy Statement, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding any of the foregoing, the Company does not make any representations or warranties with respect to information supplied by Parent, Merger Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement.

Section 3.7 Absence of Certain Changes or Events. Except as set forth in Schedule 3.7 of the Disclosure Schedules or disclosed in the SEC Reports, (a) since the date of the Balance Sheet, there has not occurred any Material Adverse Effect, and (b) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practices.

Section 3.8 Compliance with Law. Except as set forth in Schedule 3.8 of the Disclosure Schedules or disclosed in the SEC Reports, each of the Company and its Subsidiaries is in compliance in all material respects with all Laws applicable to it. No representation or warranty is made in this Section 3.8(a) with respect to (a) the Securities Act or the Exchange Act, which are covered in Section 3.5(a) and Section 3.6, (b) ERISA matters and foreign employment matters, which are covered in Section 3.10, (c) applicable Laws with respect to Taxes, which are covered in Section 3.15, and (d) Environmental Laws, which are covered in Section 3.16.

Section 3.9 Litigation. Except as set forth in Schedule 3.9 of the Disclosure Schedules or disclosed in the SEC Reports, there is no Action by or against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened in writing that would, individually or in the aggregate, reasonably be expected to be material to the business or financial condition of the Company and its Subsidiaries or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) of the Disclosure Schedules sets forth a correct and complete list of all (i) “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, incentive equity or equity-based compensation, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance pay, and vacation pay, or other compensation or benefit plans, programs, policies or arrangements, whether written or oral, in each case maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries and (ii) employment, consulting, termination, change in control, severance or other contracts, agreements or arrangements, whether written or oral, in each case which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, with respect to any current or former employee, officer or director of the Company or such Subsidiaries (collectively, the “Employee Plans”). The Company has made available to Parent true, correct and complete copies of (i) each Employee Plan (or, to the extent no such copy exists, an accurate description of the material terms thereof) and all amendments thereto, (ii) the most recent annual report on Form 5500 required to be filed with the IRS with respect to each Employee Plan and all schedules thereto (if any such report was required) and the most recent actuarial report, if any, (iii) the most recent IRS determination letter for each Employee Plan, if any, (iv) the most recent summary plan description for each Employee Plan for which such summary plan description is required, and (v) each trust agreement and insurance or group annuity contract relating to any Employee Plan and all amendments thereto.

(b) (i) Each Employee Plan has been maintained and administered in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code and other applicable Laws; (ii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan; (iii) the Company is not in any material respect in default under or in violation of any Employee Plan; and (iv) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan, the assets of any of the trusts under any Employee Plan or the sponsor or administrator of any Employee Plan with respect to the operation of any Employee Plan.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred which could reasonably be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust or result in the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) Neither the Company nor any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) in the past six years contributes to or has sponsored, maintained, contributed to or had any liability, whether contingent or otherwise, with respect to any Employee Plan that is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) subject to Sections 4063 or 4064 of ERISA, or (iii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(e) None of the Employee Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state, local or foreign law and at the expense of the participant or the participant’s beneficiary.

(f) With respect to each Employee Plan that is a maintained outside of the United States substantially for employees who are situated outside the United States (the “Foreign Plans”):

(i) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with applicable accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained, in all material respects, in good standing with applicable regulatory authorities.

(g) Except as set forth in Schedule 3.10(g) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee, officer or director of the Company or any Subsidiary; (ii) increase any benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Employee Plan; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. No current or former officer, director, employee (or their respective beneficiaries) has or will obtain a right to receive a gross-up payment from the Company or any Subsidiary with respect to any excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code or Section 4999 of the Code. Neither the Company or any Subsidiary has any plan, contract or commitment, whether legally binding or not, to create any additional employee benefit compensation plans, policies or arrangements or, except as may be required by applicable law, to modify any Employee Plan.

(h) Neither the Company or any Subsidiary has any direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, as a part-time employee rather than a full-time employee, or with respect to any employee leased from another employer. As of the date hereof, no employee of the Company or any Subsidiary, at the officer level or above, has given written notice to the Company or such Subsidiary that any such employee intends to terminate his or her employment with the Company or any Subsidiary.

(i) As of the date hereof, all Options have been granted by the Company with an exercise price equal to or greater than the fair market value of the underlying share of stock (or unit) as of the date of grant as determined under Section 409A of the Code and the final regulations promulgated thereunder.

Section 3.11 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is, or within the past three (3) years has been, a party to any labor or collective bargaining contract that pertains to employees of the Company or such Subsidiaries. To the Knowledge of the Company, there are no organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or such Subsidiaries. There are no ongoing or pending strikes, picketing, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Company or Subsidiary employees. There are no material complaints, charges or claims against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened which could be brought or filed, with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any Subsidiary, of any individual.

Section 3.12 Insurance. Schedule 3.12 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies presently maintained with respect to the Company and its Subsidiaries (the “Policies”), which Policies are in full force and effect. The Company has heretofore provided or made available to Parent a copy, or a brief summary of the coverage and terms, of each of the Policies. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy under the terms of such Policy.

Section 3.13 Real Property.

(a) The Company and its Subsidiaries do not own any real property.

(b) Schedule 3.13(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, be a Material Adverse Effect. Neither the Company nor its Subsidiaries has received any written notice of any default or, to the Company’s Knowledge, is aware of any event or circumstances that, with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any of the leases for the Leased Real Property.

Section 3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, and registered copyrights (collectively “Company Registered Intellectual Property”) and applications for registration of copyrights owned by the Company or any of its Subsidiaries and used in the Company’s or any of such Subsidiaries’ businesses.

(b) All Company Registered Intellectual Property is owned solely by the Company or its Subsidiaries, and to the Knowledge of the Company, there is no pending or threatened Action challenging the use, ownership, validity, enforceability or registrability of any of the Intellectual Property owned by the Company. The Company is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions that permit third parties to use any of the Intellectual Property owned by the Company or used or held for use in the Company’s business.

(c) The use or exploitation by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries does not infringe the Intellectual Property of any third party and to the Knowledge of the Company, no written claim has been asserted or threatened that such use or exploitation constitutes infringement within the last three (3) years. The Company is not a party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action that (i) restricts the Company’s rights to use any Intellectual Property, (ii) restricts the Company’s business in order to accommodate a third party’s Intellectual Property, or (iii) requires any future payment by the Company.

(d) Except as set forth in Schedule 3.14(d) of the Disclosure Schedules, to the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company, and no Intellectual Property or other proprietary right misappropriation, infringement, dilution or violation Actions have been brought against any third party by the Company.

(e) Other than inbound “shrink-wrap” and similar publicly-available commercial binary code end-user licenses and outbound “shrink-wrap” licenses (in substantially the form set forth in Schedule 3.14(e) of the Disclosure Schedules) and non-exclusive, end-user or customer licenses granted by Company and agreements with employees, contractors and consultants entered into in the ordinary course of business, Schedule 3.14(e) of the Disclosure Schedules lists all material contracts, licenses and agreements to which the Company is currently a party with respect to any Intellectual Property, including all licenses of material Intellectual Property granted to or by the Company and all assignments of Intellectual Property to or by the Company (the “Material IP Contracts”). All such Material IP Contracts are in full force and effect, and the Company is not in material breach of nor has the Company failed to perform under, any of the foregoing Material IP Contracts and to the Knowledge of the Company, no other party to any such Material IP Contract is in material breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any such Material IP Contract. Following the Closing Date, both Parent and the Surviving Corporation will be permitted to exercise all of the Company’s rights under such Material IP Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company may have otherwise been required to pay (assuming for this purpose that Parent is not subject to existing restrictions with respect to the foregoing irrespective of the Merger).

(f) The Company has not granted nor is it obligated to grant access or a license to any of its source code (including in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any of its source code), except to employees, consultants and contractors in the ordinary course of business.

(g) Schedule 3.14(g) of the Disclosure Schedules accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of any Proprietary Product or from which any part of any Proprietary Product is derived, (ii) the title of the license for each such item of Open Source Code, (iii) the Proprietary Product(s) to which each such item of Open Source Code relates, and (iv) a description of the manner in which such Open Source Code is used, modified and/or distributed by the Company. None of the Proprietary Products is subject to the provisions of any Open Source Code license or other Contract (including any general public license, limited general public license or other similar Contract) which (other than with respect to any Open Source Code that is distributed with such Proprietary Product) requires or conditions the distribution of such Proprietary Product in source code form, requires the license of such Proprietary Product’s source code or any portion thereof for the purpose of making modifications or derivative works, or requires the distribution of such Proprietary Product or any portion thereof without charge. For purposes of this Agreement, “Open Source Code” means any software code that is distributed as “open source software” or “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

(h) Except as set forth on Schedule 3.14(h) of the Disclosure Schedules, all of the Company’s and its Subsidiaries’ employees, consultants and independent contractors who have contributed to the development of Intellectual Property have agreed in writing to assign to the Company or its Subsidiaries all their rights in and to all Intellectual Property they may develop in the course of their employment or engagement and agreed to hold all trade secrets and confidential information of the Company and its Subsidiaries in confidence both during and after their employment or engagement and, to the Knowledge of the Company, there has not been any material violation of any such agreement. The Company has heretofore provided to Parent a true and complete copy of the current form of such agreement.

Section 3.15 Taxes.

(a) All material Returns required to have been filed by or with respect to the Company or its Subsidiaries have been timely filed with the appropriate Governmental Authorities (taking into account any extension of time to file granted or obtained), and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns have been fully and timely paid and all other material Taxes required to be paid by the Company have been fully and timely paid. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Tax liens on the assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances). All Taxes not yet due and payable by the Company or its Subsidiaries (or any other corporation merged into or consolidated with the Company or its Subsidiaries) have been, in all material respects, properly accrued on the books of account of the Company in accordance with GAAP.

(b) The Company and each Subsidiary have complied in all material respects with all applicable Laws relating to the filing of Returns and the payment and withholding of Taxes, and have duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws.

(c) Parent has received complete copies of (i) all Returns of, or including, the Company and each Subsidiary for Tax periods ending after December 31, 2003 and (ii) any audit report or other similar correspondence issued to the Company or any Subsidiary for Tax periods ending after December 31, 2003.

(d) No audits, examinations, investigations or other administrative or court proceedings are presently pending with regard to any Taxes or Returns filed by or on behalf of the Company or any Subsidiary. No issue has been raised by any Governmental Authority in any prior examination of the Company or any Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent Tax period.

(e) Neither the Company nor any Subsidiary (i) is subject to any adjustment pursuant to Section 481(a) of the Code (or any similar provision of Law), (ii) has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of Law), (iii) requested any extension of time within which to file any Return, which Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (vi) is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.

(f) Neither the Company nor any Subsidiary is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(g) Except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any Subsidiary is or has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.

(h) Neither the Company nor any of its Subsidiaries is liable for Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any comparable provision of state, local or foreign Law), or has any liability for Taxes of any other Person as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor any Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time).

(j) Except as set forth on Schedule 3.15(j) of the Disclosure Schedules, there are no limitations under Section 382 of the Code on the utilization of the net operating losses, built-in-losses, capital losses, tax credits or other similar items of the Company or any Subsidiary for federal income tax purposes.

(k) The Company has provided to Parent all material documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of the Chinese government. The consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(l) The Company has in its possession all material foreign government receipts for any Taxes paid by it to any foreign Tax authorities.

Section 3.16 Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits, and (ii) there are no written claims pursuant to any Environmental Law pending or threatened against the Company or its Subsidiaries.

(b) The representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Company or its Subsidiaries.

For purposes of this Agreement:

(i) “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to (A) releases or threatened release of hazardous substances, (B) pollution or protection of employee health or safety, public health or the environment, or (C) the manufacture, handling, transport, use, treatment, storage, or disposal of hazardous substances.

(ii) “Environmental Permits” means all permits, licenses and other governmental authorizations required under applicable Environmental Laws.

Section 3.17 Material Contracts. Except (i) as set forth in Schedule 3.17 of the Disclosure Schedules, (ii) as disclosed in the SEC Reports or (iii) the Material IP Contracts, neither the Company nor any of its Subsidiaries is currently a party to or bound by (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (b) any contract or agreement (other than contracts or agreements under which the Company or any of its Subsidiaries provides services to customers) providing for annual payments to or from the Company or any of its Subsidiaries of $100,000 or more and is not terminable by the Company or any of its Subsidiaries upon notice of 30 days’ (or less) without penalty, (c) any contract or agreement under which the Company or any of its Subsidiaries provides services to customers, with respect to which contract or agreement $250,000 or more, in the aggregate, was payable to the Company or any of its Subsidiaries for the year ended December 31, 2006 or for the nine months ended September 30, 2007, (d) any contract or agreement relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries in the amount of $250,000 or more, (e) any contract that purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its Subsidiaries may sell products or deliver services, or (f) any voting agreement or registration rights agreement. The foregoing contracts and agreements to which the Company or any of its

Subsidiaries is a party or bound are collectively referred to herein as “Material Contracts.” Each Material Contract is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all material amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

Section 3.18 Takeover Statutes; Rights Agreement. The Company Board has taken all actions necessary, and prior to the Effective Time will have taken any additional necessary action, so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to Parent with respect to the Merger, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company and the Company Board have taken all actions necessary, and prior to the Effective Time will have taken any additional necessary action, so that the Rights do not become exercisable as a result of or in connection with the execution, delivery or performance of, or compliance with, this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby; provided, however, that all such actions shall be automatically revoked in the event of any termination of this Agreement in accordance with its terms, with the result that the Rights Agreement shall remain in full force and effect after any such termination of this Agreement (and, in accordance with the terms thereof, shall be applicable to Parent, Merger Sub and any of their Affiliates) with the same effect as though none of the foregoing actions had been taken. The representations and warranties of the Company contained in this Section 3.18 are in express reliance on the representations and warranties of Parent and Merger Sub contained in Section 4.9.

Section 3.19 Customers and Suppliers. Schedule 3.19 of the Disclosure Schedules sets forth a list of the ten (10) largest customers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2006 and for the nine (9) months ended September 30, 2007. Since December 31, 2006, no customer listed on Schedule 3.19 of the Disclosure Schedules has terminated its relationship with the Company or any of its Subsidiaries or materially reduced its business with the Company or any of its Subsidiaries and, to the Knowledge of the Company, no customer listed on Schedule 3.19 of the Disclosure Schedules has notified the Company or its Subsidiaries that it intends to terminate or materially reduce its business with the Company or any of its Subsidiaries.

Section 3.20 Certain Relationships and Related Transactions. Except as disclosed in the SEC Reports (i) no Related Party is indebted to the Company or any of its Subsidiaries, (ii) no Related Party owns any asset used in, or necessary to, the business of the Company, (iii) there is no transaction involving the Company of the nature described in Item 404 of Regulation S-K under the Securities Act, and (iv) no Related Party owns any direct or indirect material interest in, or controls or is a director, officer, employee or partner of, or consultant to, a competitor of the Company.

Section 3.21 Opinion of Financial Advisor. The Special Committee of the Company Board, as well as the Company Board, has received the opinion of RBC Capital Markets, financial advisor to such Special Committee, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration was fair to the Stockholders from a financial point of view and, as of the date of hereof, such opinion has not been withdrawn, revoked or modified.

Section 3.22 Brokers. Except for RBC Capital Markets, the fees of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 3.23 Disclaimer. Except for the representations and warranties contained in this Article III, the Company makes no other representations or warranties, express or implied, and the Company hereby disclaims any such other representations or warranties, whether by the Company, any Subsidiary of the Company, or any of their respective officers, directors, employees, agents or representatives or any other Person with respect to this Agreement and the transactions contemplated hereby, notwithstanding the delivery or disclosure to Parent, Merger Sub, or any of their respective directors, officers, employees, agents or representatives, or any other Person, of any documentation or other information by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees, agents or representatives, or any other Person, with respect to any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is (i) a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has heretofore furnished or made available to the Company a complete and correct copy of the certificate of incorporation and bylaws (or comparable charter documents), each as amended to date, of Parent and Merger Sub. Such certificates of incorporation and bylaws (or comparable charter documents) are in full force and effect.

Section 4.2 Authority. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, as applicable. This Agreement constitutes the legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby, and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws (or comparable charter documents) of Parent or Merger Sub, (ii) materially violate, materially conflict with, or result in the material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict, in any material respect, with any Law applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound, or (iv) result in the creation of any lien upon any of the properties or assets of Parent or Merger Sub, except liens which do not constitute, individually or in the aggregate, a Parent Material Adverse Effect or liens that arise as a result of any facts or circumstances relating to the Company or any of its Affiliates.

(b) Neither Parent nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any filings required to be made under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of jurisdictions in which Parent or Merger Sub is qualified to do business, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder, or prevent or materially impede or delay the consummation of the transactions contemplated hereby, or (v) as may be necessary as a result of any facts or circumstances relating to the Company or any of its Affiliates.

Section 4.4 Information Supplied. None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees for inclusion in the Proxy Statement, and any amendments and supplements thereto, will, on the date the Proxy Statement is first sent to the Stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Financing. Parent has sufficient funds to permit Parent and Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger. Parent has provided the Company with materials satisfactory to the Company evidencing Parent’s possession of sufficient funds for the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent or Merger Sub to effect the Merger that Parent have sufficient funds for payment of the Merger Consideration.

Section 4.6 No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.7 Litigation. There is no Action by or against Parent or Merger Sub pending, or to the knowledge of Parent, threatened in writing that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.8 U.S. Controlled Entity. Parent is an entity the majority ownership of which is, and the control of which is, by citizens of the United States of America or corporations or other organizations incorporated or organized under the laws of a State of the United States whose business is administered principally in the United States (a “U.S.-Controlled Entity”).

Section 4.9 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the

DGCL (other than as contemplated by this Agreement). Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, except as set forth on Schedule 5.1 of the Disclosure Schedules or as Parent shall otherwise agree in writing, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business in all material respects, and the Company shall, and shall cause each of its Subsidiaries to, use their respective commercially reasonable efforts to preserve intact in all material respects their business organization. Except as set forth on Schedule 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned in the case of clauses (h), (i), (j), (k) (n)(ii), (n)(iv) or (p) below), neither the Company nor any of its Subsidiaries will:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue or sell any shares of its capital stock (except in connection with the exercise of stock options granted under the Option Plans), or any options, warrants, convertible securities or other rights of any kind to acquire any such shares;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business, in each case that is material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(f) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of its Subsidiaries;

(g) incur any indebtedness for borrowed money or issue any debt securities in excess of $25,000 individually or $100,000 in the aggregate;

(h) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors or clients but excluding any contract that materially limits or restricts the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business or restricts the Persons to whom the Company or any of its Subsidiaries may sell products or deliver services);

(i) terminate (prior to expiration) or amend any Material Contract;

(j) authorize any capital expenditure in any manner not reflected in the capital budget of the Company attached hereto as Schedule 5.1(j);

(k) fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(l) grant or announce any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiaries to any of their employees, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof (including the 2007 Executive Bonus Plan) or other ordinary increases for non-executive employees, in amounts and in a manner consistent with the past practices of the Company or such Subsidiary;

(m) make any change in any method of accounting or accounting or Tax practice or policy, except as required by GAAP;

(n) other than as required by applicable Law: (i) make or change any material Tax election; (ii) settle or compromise any material Tax Liability; (iii) agree to an extension of a statute of limitations in respect of Taxes; (iv) file any amended Return; (v) fail to file any Return when due or fail to cause such Returns when filed to be complete and accurate in all material respects; (vi) fail to pay any amount of Taxes when due; or (vii) enter into any material agreement relating to Taxes;

(o) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person (other than a Subsidiary of the Company in the ordinary course of business) in excess of $5,000; or

(p) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole.

Section 5.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Company and its Subsidiaries shall afford Parent and its officers, employees, agents, accountants, advisors, bankers and other representatives (collectively, “Representatives”) reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Parent with such financial, operating and other data and information as Parent may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Parent’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries.

(b) The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 5.2(a), and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article III.

(c) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Parent or its Representatives if such disclosure would, in the Company’s sole discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

Section 5.3 Stockholder Meeting; Proxy Statement.

(a) The Company shall take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to cause a meeting of its stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC for the purpose of considering, approving and adopting this Agreement, the Merger and the transactions contemplated hereby. Subject to the terms of this Agreement, the Company Board shall recommend approval and adoption of this Agreement and the Merger by the Stockholders. In connection with such

Company Stockholders’ Meeting, the Company shall (i) promptly prepare and file with the SEC, use reasonable efforts to have cleared by the SEC and thereafter mail to the Stockholders as promptly as practicable, the Proxy Statement and any amendments or supplements thereto and all other proxy materials for such meeting, (ii) subject to the terms of this Agreement, use reasonable efforts to solicit from the Stockholders proxies in favor of the Merger and secure Company Stockholder Approval, and (iii) otherwise comply with all legal requirements applicable to such meeting.

(b) Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement including furnishing to the Company any and all information regarding Parent and its Affiliates as may be required or appropriate to be disclosed therein. If at any time prior to the Company Stockholders’ Meeting any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, shall occur which is required to be described in an amendment or supplement to the Proxy Statement, such event shall be so described in reasonable detail by Parent or Merger Sub and provided to the Company. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect prior to the Company Stockholders’ Meeting, and the Company shall cause the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company shall provide Parent, Merger Sub and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and shall consult with Parent, Merger Sub and their counsel prior to responding to such comments. Subject to the terms of this Agreement, the Proxy Statement shall contain the recommendation of the Company Board that the Stockholders approve and adopt this Agreement and the Merger.

Section 5.4 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

Section 5.5 [Intentionally Omitted]

Section 5.6 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary or appropriate so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.7 Stock Option Plans. Prior to the Effective Time, to the extent necessary to effectuate the transactions contemplated by Section 2.9, the Company shall amend the Option Plans (and/or otherwise take appropriate actions) to provide that, subject to consummation of the Merger, at the Effective Time, each then outstanding Option granted thereunder shall terminate and the holder thereof shall have the right to receive the consideration set forth in Section 2.9 in respect thereof.

Section 5.8 Employee Benefits; Management Arrangements.

(a) Parent shall provide, or cause to be provided, to the employees (the “Affected Employees”) of the Company and its Subsidiaries, for a period of one (1) year following the Effective Time, compensation and employee benefits that, in the aggregate, are substantially the same as provided to similarly situated employees of Parent, and Parent shall provide, or cause to be provided, to any Affected Employee who is terminated during such one (1)-year period following the Effective Time severance benefits that, in the aggregate, are substantially the same as provided to similarly situated employees of Parent; provided, however, that nothing herein shall be construed to obligate Parent to continue the employment of any Person for any period of time following the Effective Time so long as Parent pays all severance and provides all other benefits due to such Person, if any, under any written employment agreement or policy in effect as of the date hereof and previously made available to Parent. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries, as applicable, to honor in accordance with the terms of existing employment, severance, change of control and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants, in each case, to the extent the Company or any of its Subsidiaries would have been required to perform such agreement.

(b) Parent shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sickness and personal days accrued by the employees of the Company and its Subsidiaries under the policies and practices of the Company and its Subsidiaries. In the event of any change in the welfare benefits provided to any employee of the Company or any of its Subsidiaries under any plan, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s or such Subsidiary’s then existing plans absent any change in such welfare coverage plan) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. Parent shall, or shall cause the Surviving Corporation to, provide each Affected Employee for purposes of eligibility, vesting and level of benefits (but not benefit accrual under any defined benefit pension plan) with credit for all service with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of services.

(c) If requested by Parent, the Company shall, as soon as reasonably practicable following such request, take all actions necessary to terminate the Company’s 401(k) plan, including obtaining approval of the Company Board for such termination and, if required, sending notices to the Company’s employees; provided that the Company shall provide Parent for its review and comment advance copies of any communications with the Company’s employees relating to such termination.

(d) Prior to the Closing, the Company will provide Parent with a list of the Company’s employees that are “specified employees” as that term is defined in Section 409A of the Code.

(e) Notwithstanding anything to the contrary herein, bonuses payable under the Company’s 2007 Executive Bonus Plan adopted by the Company’s Compensation Committee on February 9, 2007, which is set forth on Exhibit B hereto, shall be paid promptly upon the conclusion of the Company’s 2007 fiscal year and upon completion of an objective determination by the Company Board that the performance targets set forth therein have been satisfied, which determination shall be conducted as promptly as practicable.

(f) Notwithstanding any of the provisions contained herein or therein, prior to the Closing, the Company shall not (without the prior written consent of Parent) amend, modify, waive or alter any provision of, or accelerate, extend or defer any rights under (i) the Executive Bonus Plan as set forth on Exhibit B or (ii) the Amended and Restated Management Incentive Retention Plan for Select Employees dated as of the date hereof and attached hereto as Exhibit C.

(g) Prior to the Closing, the Compensation Committee of the Company Board will cause to be re-issued individual award agreements for Restricted Stock to the individuals listed on Schedule 5.8(g). In connection with such re-issuances, the Company will use commercially reasonable efforts to obtain from each such individual an acknowledgement that such award agreement reflects the equity issuance authorized by the Compensation Committee of the Company Board.

Section 5.9 Confidentiality. Parent shall, and shall cause its Representatives to, hold in confidence all documents and information furnished to it by the Company and its Representatives in connection with the transactions contemplated hereby (including any and all information (whether oral or written) provided to Parent and its Representatives pursuant to Section 5.2(a)) pursuant to the terms of the confidentiality agreement dated October 11, 2007 between Parent and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.10 Consents and Filings; Further Assurances.

(a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from applicable Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law.

(b) Without limiting the generality of the parties’ undertaking pursuant to Section 5.10(a), Parent agrees to use all commercially reasonable efforts and to take any and all steps reasonably necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement no later than the Termination Date; provided, however, that nothing contained in this Section 5.10(b) shall obligate Parent, Merger Sub or any of their respective affiliates to (i) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (ii) not compete in any geographic area or line of business, (iii) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world, and/or (iv) engage in litigation with any Governmental Authority.

(c) Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d) The Company shall use commercially reasonable efforts to obtain the consents set forth in Schedule 3.3(a)(ii) of the Disclosure Schedules. For the avoidance of doubt, the Company shall not be required to incur any material out-of-pocket costs or any other material obligation in connection with obtaining such consents.

Section 5.11 Public Announcements. The parties hereto shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or applicable stock exchange or Nasdaq rule or any listing agreement of any party hereto.

Section 5.12 Directors’ and Officers’ Indemnification.

(a) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) honor all indemnification agreements relating to any director or officer that are in effect as of the date hereof and (ii) otherwise indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including actual attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual claim, action, suit, proceeding or investigation based as a whole or in part on or arising out of or relating as a whole or in part to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, or a trustee (or the like) of any Option Plan, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based as a whole or in part on, or arising as a whole or in part out of, or relating to this Agreement or the transactions contemplated hereby, in each case to the full and maximum extent a corporation is permitted under applicable Law to indemnify its own directors or officers (and Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party).

(b) For six (6) years from the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to maintain, if available, officers’ and directors’ liability insurance covering the persons who are presently covered by their officers’ and directors’ liability insurance policies (copies of which have heretofore been delivered or made available to Parent) with respect to actions and omissions occurring on or prior to the Closing Date, providing coverage not less favorable than provided by such insurance in effect on the date hereof. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay such premiums; provided that in no event shall Parent be required to expend per year of coverage more than 200% of the amount currently expended by the Company per year of coverage as of the date hereof and; provided, further, that if the cost of such coverage exceeds such amount, Parent shall, or shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.12(b) by purchasing, or consenting to the purchase by the Company, of a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those Persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable, in the aggregate, to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof. Prior to the Effective Time, Parent shall provide the Company an opportunity to review and approve any such “tail” policy, which approval shall not be unreasonably delayed or withheld.

(c) Parent covenants, for itself and its successors and assigns, that it and they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(d) The Surviving Corporation shall not take any action directly or indirectly to disaffirm or adversely affect the provisions of the certificate of incorporation and bylaws and any other written agreements of the Company and its Subsidiaries that provide indemnification of and expense reimbursement to D&O Indemnified Parties.

(e) The provisions of this Section 5.12 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and representatives.

Section 5.13 Obligations of Parent and Merger Sub; Voting of Shares. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Parent shall vote any Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholders’ Meeting.

Section 5.14 Termination of Loan Facility. Prior to the Closing, the Company shall provide Parent with a customary pay-off letter evidencing the termination of all obligations under, and release of all Encumbrances in connection with, the Loan and Security Agreement by and between Silicon Valley Bank and the Company, dated June 8, 2007. The Company shall provide Parent with any additional documentation, including UCC filings, necessary to evidence the release of any such Encumbrances.

Section 5.15 No Solicitation; Other Offers.

(a) Except as provided in this Section 5.15(a) or in Section 5.15(b), from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, the Company (i) shall, and shall cause its Subsidiaries and the respective Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, (ii) shall not, and it shall cause its Subsidiaries and their respective Representatives not to, (A) solicit, initiate or knowingly take any action designed to facilitate the submission of any Acquisition Proposal, (B) engage in any discussions or negotiations with, or furnish any nonpublic information relating to the Company or any of its Subsidiaries to, any Third Party that to the knowledge of the Company is seeking to make, or has made, an Acquisition Proposal, or (C) enter into any agreement with respect to any Acquisition Proposal; provided, however, that nothing contained in this Section 5.15 or any other provision of this Agreement shall prohibit the Company or the Company Board, directly or indirectly through advisors, agents or other intermediaries, from (1) taking and disclosing to the Stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (2) making any disclosure to the Stockholders, if, based on advice from outside counsel, the Company Board determines in good faith that failing to do so would be reasonably likely to violate its fiduciary duty under applicable Laws. Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, the Company or the Company Board, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning the businesses, properties or assets of the Company or any of its Subsidiaries to any Person or group including furnishing nonpublic information pursuant to an appropriate confidentiality agreement (provided that such confidentiality agreement is not more favorable to such person than the Confidentiality Agreement and the same nonpublic information has been or is simultaneously provided to Parent), and may engage in discussions and negotiations with such Person or group concerning an Acquisition if, and only if: (x) such Person or group has, after the date hereof, submitted an unsolicited Acquisition Proposal which the Company Board determines in good faith is reasonably likely to result in a Superior Proposal, or (y) the Company Board determines in good faith, based upon advice of outside counsel, that failing to do so would be reasonably likely to violate the Company Board’s fiduciary duties to the Stockholders under applicable Law. The Company shall promptly notify Parent of the material terms of any proposal or inquiry received by the Company from a Third Party after the date hereof with respect to any Acquisition Proposal.

(b) Except as set forth in this Section 5.15(b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal (any action described in clauses (i), (ii) or (iii) being referred to as a “Company Recommendation Change”). Notwithstanding anything in this Agreement to the contrary, the Company Board may make a Company Recommendation Change if (A) the Company shall have received a Superior Proposal or (B) the Company Board shall have determined in good faith, based upon advice of outside counsel, that failing to take such action would be reasonably likely to constitute a breach of the Company Board’s fiduciary duties to the Stockholders under applicable Law; provided, however, that no Company Recommendation Change may be made in response to a Superior Proposal until after the third (3rd) Business Day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the Stockholders’ Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Recommendation Change Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal, which is adverse to the Company, shall require a new Company Recommendation Change Notice and a new three (3) Business Day period (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the Stockholders’ Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Recommendation Change in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Recommendation Change Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.

Section 5.16 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) and any acquisitions of equity securities of Parent by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), including any Law that may be administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (OFAC) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement and no injunction, judgment or ruling shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger.

(b) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated. All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

(c) The Company Stockholder Approval shall have been obtained under the DGCL and the Company’s certificate of incorporation and bylaws.

Section 6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material,” but not the word “Material” in the term “Material Contracts” or “Material Adverse Effect” set forth therein) do not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) The Company shall have received from each of Parent and Merger Sub a certificate to the effect set forth in Sections 6.2(a) and (b), signed by a duly authorized officer of each of Parent and Merger Sub.

Section 6.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Parent in its sole discretion:

(a) (i) The representations and warranties of the Company contained in Sections 3.2 and 3.4 of this Agreement shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties in such sections that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date; and (ii) all other representations and warranties of the Company contained in this Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material,” but not the word “Material” in the term “Material Contracts” or “Material Adverse Effect” set forth therein) do not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company shall have, in all material respects, except with respect to the covenant in Section 5.8(f), which shall be in all respects, performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Parent shall have received from the Company a certificate to the effect set forth in Sections 6.3(a) and (b), signed by a duly authorized officer thereof.

(d) The consents set forth in Schedule 6.3(d) shall have been obtained.

(e) Holders of Shares at the Effective Time representing not more than the percentage of the outstanding Shares set forth on Schedule 6.3(e) shall have properly demanded appraisal rights under the DGCL.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by June 23, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Merger to be consummated on or prior to such date;

(ii) in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party so requesting termination shall have complied with Section 5.10; or

(iii) if the Company Stockholder Approval has not been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) by Parent:

(i) if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement (other than with respect to a breach of Section 5.3(a) or Section 5.15, as to which Section 7.1(c)(iii) shall govern) and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured within 15 Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by Parent;

(ii) if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment prior to the Termination Date; or

(iii) if the Company or the Company Board shall have (A) withdrawn, or modified or changed in a manner adverse to Parent or Merger Sub, its approval or recommendation of the Merger or this

Agreement, (B)(1) approved, adopted, endorsed or recommended any Acquisition Proposal or (2) approved, adopted, endorsed or recommended, or entered into or allowed the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (C) breached any of its obligations under Section 5.3(a) or Section 5.15, or (D) authorized or publicly proposed any of the foregoing;

(d) by the Company:

(i) if Parent or Merger Sub breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within 15 Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by the Company;

(ii) if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment prior to the Termination Date; or

(iii) if the Company Board has determined to accept a Superior Proposal in accordance with Section 5.15(b).

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other parties.

Section 7.2 Effect of Termination. Subject to Section 7.3, in the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party, except (a) for the provisions of Section 5.9 relating to confidentiality, Section 5.11 relating to public announcements, Section 8.3 relating to fees and expenses, Section 8.7 relating to notices, Section 8.9 relating to third-party beneficiaries, Section 8.10 relating to governing law, Section 8.11 relating to submission to jurisdiction and this Section 7.2, and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

Section 7.3 Termination Fee. If (a) the Company terminates this Agreement pursuant to Section 7.1(d)(iii) or (b) Parent terminates this Agreement pursuant to Section 7.1(c)(iii), then the Company shall pay, or cause to be paid, to Parent an amount equal to $3,000,000 (the “Termination Fee”), which payment shall (i) in the case of clause (a), be paid prior to or concurrently with such termination and as a condition to such termination and (ii) in the case of clause (b), be made promptly upon the Company’s receipt of notice of such termination from Parent. Notwithstanding anything in this Agreement to the contrary, the payment of the Termination Fee shall be the exclusive remedy of Parent and Merger Sub with respect to a termination of this Agreement pursuant to Section 7.1(c)(iii) or 7.1(d)(iii).

Section 7.4 Frustration of Conditions. The right to terminate this Agreement pursuant to Section 7.1(c)(ii) or 7.1(d)(ii) shall not be available if the failure of the party so requesting termination for failure to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Effect of Knowledge of Parent and Merger Sub. Notwithstanding anything contained in this Agreement, for purposes of Sections 6.3(a) and 7.1(c)(i) of this Agreement, no representation or warranty of the Company contained in this Agreement shall be deemed to be untrue, incorrect or breached if such representation or warranty was true and correct as of the date of this Agreement, and the failure of the representation or warranty to be true or correct, or the breach of the representation or warranty, was primarily due to an affirmative action of (i) Parent or Merger Sub, (ii) any Person or Persons if and to the extent that such action was requested by, or taken at the direction of Parent or Merger Sub, or (iii) any officer director or employee of Parent or Merger Sub (each such officer, director or employee a “Parent Nominee”), in each case regardless of the capacity in which such Person was acting.

Section 8.2 Non-Survival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of the parties contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided, however, that this Section shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing.

Section 8.3 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 8.4 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Closing Date. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.5 Extension. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.6 Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto, or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

Document Sciences Corporation

5958 Priestly Drive

Carlsbad, CA 92008

Attention: President and Chief Executive Officer

Facsimile: (760) 602-1450

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

3161 Park Plaza, Suite 1200

Irvine, CA 92612

Attention: John M. Williams, Esq.

Facsimile: (949) 451-4220

(b)	if to Parent, Merger Sub or the Surviving Corporation, to:

EMC Corporation

176 South Street

Hopkinton, MA 01748

Attention: Office of the General Counsel

Facsimile: (508) 497-6915

Section 8.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. Neither this Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 8.9 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.12.

Section 8.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws.

Section 8.11 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined in any Delaware State or federal court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.12 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Schedule of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other Schedule of the Disclosure Schedules as though fully set forth in such Schedule for which applicability of such information and disclosure is readily apparent on its face. The fact that any item of information is disclosed in the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Except as expressly set forth in this Agreement, such information and the thresholds (whether based on quantity, qualitative characterization, dollar amounts or otherwise) set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 8.13 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, Representative or investor of any party hereto.

Section 8.14 No Control of Company’s Business. Nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

Section 8.15 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by Parent or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign this Agreement to any Subsidiary of Parent without the prior consent of the Company and; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.16 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State or federal court, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.17 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.18 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.19 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.20 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 8.21 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 8.22 No Consequential Damages. The parties hereto expressly acknowledge and agree that no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement; provided, however, the foregoing shall not limit any damages, or claims therefor, relating to the breach or alleged breach of the Confidentiality Agreement.

Section 8.23 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 8.24 Disclaimer of Implied Warranties.

(a) It is the explicit intent and understanding of each party hereto that no party hereto or any of such party’s Affiliates or Representatives is making any representation or warranty whatsoever, oral or written, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries, except as expressly set forth in this Agreement, and no party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party hereto or such other party’s Affiliates or Representatives, except for the representations and warranties expressly set forth in this Agreement.

(b) In connection with Parent’s investigation of the Company, Parent has received certain estimates, projections and other forecasts regarding the Company and its Subsidiaries. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts, that Parent is familiar with such uncertainties and that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, the Company makes no representation or warranty with respect to such estimates, projections and other forecasts (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Section 8.25 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EMC CORPORATION

By:	/s/ PAUL T. DACIER
Name:	Paul T. Dacier
Title:	Executive Vice President and General Counsel

ESTEEM MERGER CORPORATION

By:	/s/ PAUL T. DACIER
Name:	Paul T. Dacier
Title:	President

DOCUMENT SCIENCES CORPORATION

By:	/s/ JOHN L. MCGANNON
Name:	John L. McGannon
Title:	Chief Executive Officer

SIGNATURE PAGE

TO

AGREEMENT AND PLAN OF MERGER

ANNEX B

RBC Capital Markets Corporation Two Embarcadero Center Suite 1200 San Francisco, CA 94111

Telephone: (415) 633-8500

December 26, 2007

The Special Committee of the Board of Directors

- and -

The Board of Directors

Document Sciences Corporation

5958 Priestly Drive

Carlsbad, CA 92008

Members of the Special Committee and the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (“Company Common Stock”), of Document Sciences Corporation, a Delaware corporation (the “Company”), of the Per Share Merger Consideration (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger (the “Agreement”) by and among EMC Corporation, a Massachusetts corporation (“Parent”), a wholly owned Delaware subsidiary of Parent (“Merger Sub”) and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides, among other things, that Merger Sub will merge with and into the Company (the “Merger”) and, at the Effective Time, each share of Company Common Stock (a “Share”) issued and outstanding immediately prior to the Effective Time (other than any Shares owned by Parent, Merger Sub, the Company or any wholly owned Subsidiary of the Company, all of which will be cancelled for no consideration) will be converted into the right to receive $14.75 in cash without interest (the “Per Share Merger Consideration”), each Share that is held in the Company’s treasury immediately prior to the Effective Time will be cancelled for no consideration and each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid Share. The Merger Agreement also provides, among other things, that, at the Effective Time, each Option (whether vested or unvested) will be deemed fully vested and will be cancelled, with the holder of such Option becoming entitled to receive in exchange therefor an amount in cash equal to the product of the number of Shares for which such Option is exercisable and the excess of the Per Share Merger Consideration over the per Share exercise price of such Option for each such Share (less applicable Tax withholdings), and each Share constituting Restricted Stock will be cancelled and converted into the right to receive the Per Share Merger Price (subject to applicable withholding Taxes). The terms and conditions of the Merger are set forth more fully in the Agreement.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as financial advisor to the Special Committee (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) in connection with the Merger, and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. In addition, for our services as financial advisor to the Company in connection with the Merger, if the Merger is successfully completed we will receive an additional larger fee. Further, in the event that the Merger is not completed and our engagement by the Special Committee expires or is terminated and the Company consummates at any time thereafter, pursuant to a definitive agreement entered into within twelve months after such expiration or termination, a transaction or series of related transactions with one or more of certain parties, resulting in a change of control of the Company or a minority investment transaction (all as determined in accordance with the terms of our engagement agreement with the Special Committee dated October 26, 2007), we will be entitled to receive the same contingent transaction fee as if no such expiration or termination had occurred. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and/or Parent and receive customary compensation, and may also actively trade securities of the Company and/or Parent for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement received by us on December 24, 2007 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we reviewed financial projections and forecasts of the Company (“Forecasts”), prepared by the management of the Company; (iv) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company as a standalone entity; (v) we reviewed the reported prices and trading activity for Company Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared selected market valuation metrics of the Company and other comparable publicly traded companies with the financial metrics implied by the Per Share Merger Consideration; (ii) we compared the financial metrics of selected precedent transactions with the financial metrics implied by the Per Share Merger Consideration; and (iii) we compared the premiums paid on selected precedent transactions with the premium implied by the Per Share Merger Consideration.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that all Forecasts provided to us by the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company, as a standalone entity. We express no opinion as to such Forecasts or the assumptions upon which they were based.

RBC Capital Markets Corporation

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company.

We have assumed, in all respects material to our analysis, that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion.

The opinion expressed herein is provided for the information and assistance of the Special Committee and the Company Board in connection with the Merger. We express no opinion and make no recommendation to any Stockholder as to how such Stockholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Special Committee and the Company Board. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the SEC with respect to the Merger; provided, however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself. RBC consents to a description of and the inclusion of the text of this opinion in any filing required to be made by the Company with the SEC in connection with the Merger and in materials delivered to the Stockholders that are a part of such filings; provided, however, that such description must be reproduced in a form reasonably acceptable to RBC.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Per Share Merger Consideration, from a financial point of view, to the Stockholders. Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement. Further, in rendering our opinion we express no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to be public Stockholders.

Our opinion has been approved by RBC’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

RBC CAPITAL MARKETS CORPORATION

RBC Capital Markets Corporation

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

CHAPTER 13—DISSENTERS’ RIGHTS (SECTIONS 1300-1313) OF THE CORPORATIONS CODE OF THE STATE OF CALIFORNIA

§ 1300—Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301—Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections.

The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302—Submission of share certificates for endorsement; uncertified securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303—Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304—Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305—Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306—Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307—Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308—Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309—Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310—Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311—Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312—Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313—Conversions deemed to constitute a reorganization; application of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

DOCUMENT SCIENCES CORPORATION

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of DOCUMENT SCIENCES CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders of DOCUMENT SCIENCES CORPORATION to be held on March 3, 2008 at 10:00 a.m., local time, at Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, 11th Floor, Irvine, California 92612 and hereby appoints John L. McGannon and Todd W. Schmidt, and each of them, its proxies and attorneys-in-fact, each with full power of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders and at any postponements or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below. Such attorneys or substitutes as shall be present and shall act at said meeting or any adjournments or postponements thereof shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

All other proxies heretofore given by the undersigned to vote shares of DOCUMENT SCIENCES CORPORATION’S common stock are expressly revoked.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 BELOW:

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 26, 2007, by and among EMC Corporation, Esteem Merger Corporation and Document Sciences Corporation:

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Proposal to approve any adjournments of the Special Meeting, if determined necessary by Document Sciences Corporation, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting, or at any adjournment or postponement of that meeting, to approve and adopt the Merger Agreement:

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any postponements or adjournments thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED THE PROXIES WILL HAVE THE AUTHORITY TO VOTE FOR THE ITEMS 1 AND 2, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy should be clearly marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Votes must be indicated by marking (x) in BLACK or BLUE ink. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Dated:	, 2008

Signature

Signature if held jointly